UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROADCOM INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	Monday, March 30, 2020
Time:	11:00 a.m. Pacific Time
Place:	1320 Ridder Park Drive, San Jose, California 95131
Items of business:	●	To elect each of the nine director nominees named in the proxy statement for the next year.
	●	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending November 1, 2020.
	●	To hold an advisory vote to approve the compensation of our named executive officers.
	●	To transact any other business as may properly come before the meeting or any postponements or adjournments to the meeting.
Record date:	February 6, 2020

These items of business are described more fully in the accompanying Proxy Statement. We will be providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, on or about February 18, 2020, we are mailing to most of our common stockholders a notice of availability of proxy materials instead of a paper copy of the Proxy Statement and our 2019 Annual Report.
Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. You may cast your vote over the Internet, by telephone, by mail or during the Annual Meeting.
By Order of the Board,

Hock E. Tan
Director, Chief Executive Officer and President
February 18, 2020

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on March 30, 2020:
The notice of meeting, Proxy Statement and annual report to stockholders are available at
http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

i

ii

PROXY STATEMENT SUMMARY
Your proxy is being solicited by the Board of Directors of Broadcom Inc. (our “Board”) in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). We are making the Notice of Internet Availability of Proxy Materials (the “Internet Notice”), this proxy statement (the “Proxy Statement”) and the accompanying proxy card, and our Annual Report on Form 10-K (the “2019 Annual Report”) for our fiscal year ended November 3, 2019 (“Fiscal Year 2019”), available to stockholders on or about February 18, 2020. This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to review the entire Proxy Statement before voting.
Unless the context otherwise requires, references in this Proxy Statement to “Broadcom,” “the Company,” “our Company,” “we,” “our,” “us” and similar terms are to Broadcom Inc.
2020 Annual Meeting of Stockholders

Date	Monday, March 30, 2020
Time	11:00 a.m., Pacific Time
Place	Broadcom Inc., 1320 Ridder Park Drive, San Jose, CA 95131
Record Date	February 6, 2020

How to Vote
Your vote is important. Holders of common stock as of the close of business on February 6, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible using one of the following methods:

Internet	Telephone	Mail

Vote your shares online at www.proxyvote.com	Vote by calling (800) 690-6903	Complete, sign and date your proxy card and return it in the postage-paid envelope

Proposals and Board Recommendations

Proposal		Board Recommendation	Page
●	To elect each of the nine director nominees for the next year	For each director nominee	7
●	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending November 1, 2020	For	19
●	To hold an advisory vote to approve the compensation of our named executive officers	For	22

2020 Director Nominees

Name	Independent	Committees				# of Other Public Company Boards
		Audit	Compensation	Nominating / Governance	Executive
Hock E. Tan (CEO)					◆	—
Henry Samueli, Ph.D. (Chairman of the Board)					❖	—
Eddy W. Hartenstein (Lead Independent Director)	✓		❖	❖	◆	3
Diane M. Bryant	✓		◆			1
Gayla J. Delly	✓	◆		◆		1
Raul J. Fernandez	✓	◆		◆		1
Check Kian Low	✓		◆	◆		1
Justine F. Page	✓	❖			◆	—
Harry L. You	✓	◆	◆			1
◆ = Member; ❖ = Chairperson.

Our Financial Performance
We have established a track record of delivering strong financial results and creating long-term sustained value for our stockholders.
Fiscal Year 2019 Financial Results Highlights
Financial results highlights of our Fiscal Year 2019 include:

•	Continued increase in year-over-year revenue to $22,597 million, an 8% increase over our fiscal year ended November 4, 2018 (“Fiscal Year 2018”).

•
Although GAAP operating income decreased $1,691 million to $3,444 million, a 33% decrease over Fiscal Year 2018, our non-GAAP operating income increased $1,505 million to $11,929 million, a 14% increase over Fiscal Year 2018.*

•	Net cash provided by operating activities of $9,697 million, a 9% increase over Fiscal Year 2018, and free cash flow of $9,265 million, a 12% increase over Fiscal Year 2018.*
* Please see Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.
Return of Capital to Stockholders
Our strong cash flow in Fiscal Year 2018 enabled us to return an aggregate of $10,642 million to our stockholders during Fiscal Year 2019, consisting of $4,235 million in cash dividends, $5,435 million in stock repurchases and $972 million in eliminations of shares withheld to cover employee withholding taxes due upon the vesting of net settled equity awards. Our strong cash flow in Fiscal Year 2019 enabled us to increase our quarterly dividend to $3.25 per share in our first quarter of our fiscal year ending November 1, 2020 (“Fiscal Year 2020”), an increase of 23% over the quarterly dividend paid in Fiscal Year 2019.

Total Stockholder Return
Our five-year total stockholder return (“TSR”) performance, based on an investment of $100 in our common stock on the first day of our fiscal year 2014, has been very strong on both an absolute and relative basis. Although our one-year TSR increased significantly, we believe long-term TSR is a more relevant measure, as our stock price over short-term periods is frequently impacted by short-term market volatility, share price movements and macroeconomic pressures unrelated to our underlying performance.

•	Our one-year TSR increased to 39.6% for Fiscal Year 2019.

•	Our TSR has increased by 24.0% annually on average over the past three years, and by 30.9% annually on average over the past five years.

•	Our TSR for all three of these periods have significantly outperformed our peer group median and the S&P 500 Index.

•	We have significantly increased our absolute TSR since our initial public offering in 2009 by over 2,085%, with a cumulative TSR increase of 35.1% annually on average.
Executive Compensation
The Compensation Committee believes that, in general, about half of our executive officers’, and more for our CEO’s, target total direct compensation should be dependent upon our financial performance. Our executive compensation program is designed to reward our executive officers for producing sustainable growth in share value, consistent with our strategic plan, to align their interests with the interests of our stockholders, and to attract and retain top talent.
Named Executive Officer Pay Mix
The following charts compare the percentage breakdown of target total direct compensation for Fiscal Year 2019 for our Chief Executive Officer ("CEO”) and our other named executive officers (“NEOs”). Target total direct compensation consists of base salary, target short-term incentives (“STI”) through our annual performance cash bonus plan (“APB Plan”) and target long-term incentives (“LTI”) in the form of equity awards comprised of service-based restricted stock units (“RSUs”) and performance-based stock units (“PSUs”) based on the fair market value of the awards on the grant date. As the Fiscal Year 2019 equity awards for our NEOs, other than our CEO, were multi-year equity grants of RSUs and PSUs, which vest on the same basis as if four annual equity grants were made on March 15 each year beginning in 2019 for four successive years (the “Multi-Year Equity Awards”), the chart below only shows those service-based RSU awards and PSU awards granted January 15, 2019 that began vesting on March 15, 2019, assuming target performance level attainment. Likewise, as the PSU award granted to our CEO during our fiscal year ended October 29, 2017 (“Fiscal Year 2017”) was a long-term multi-year award, the chart shows the annualized value of this award which vests over four years (the term of this award), assuming target performance level attainment. Our CEO did not receive an equity award in Fiscal Year 2019.
Executive Compensation Program Governance

Best Practices We Employ		Practices We Do Not Employ
✓	Majority of CEO and other NEO compensation tied to long-term performance	X	No excessive risk taking in our incentive plan design
✓	Performance metrics are directly tied to value creation for stockholders	X	No re-pricing of underwater stock options
✓	Caps on cash and equity incentive plan payouts	X	No excise tax gross-ups
✓	“Double trigger” change in control payments and benefits	X	No supplemental retirement and pension benefits
✓	Engagement of an independent compensation consultant	X	No guaranteed bonuses
✓	Annual risk assessment of all of our compensation programs	X	No perquisites, other than in modest amounts
✓	CEO compensation is reviewed and approved by the independent directors
We regularly solicit feedback from our stockholders and expect our executive compensation program to evolve over time after considering such feedback and other developing best practices.
Corporate Governance
We design our corporate governance framework to support the long-term interests of our stockholders and compliance with regulatory requirements related to corporate governance. We also closely monitor governance trends and best practices. Some of our governance practices include the following:

✓	Proactive adoption of market standard proxy access provisions	✓	Annual election of directors
✓	Two or more stockholders holding at least 10% of outstanding shares may call special meetings	✓	Majority voting for directors in uncontested election
✓	Annual say-on-pay vote	✓	Separate Chairman and CEO roles, with a Lead Independent Director
✓	No supermajority voting requirements for bylaw amendments	✓	Strong independent Board, 7 of 9 directors
✓	No “poison pill” anti-takeover provisions	✓	Annual Board and committee evaluations
✓	Anti-hedging and anti-pledging policy for employees and directors	✓	Mandatory offer of board resignation at age 75
✓	Stock ownership guidelines for all executive officers and directors (increased in December 2019)	✓	Active board refreshment process, resulting in the addition of 4 new directors since 2018

Stockholder Engagement
We believe actively engaging with, and understanding the concerns and views of, our stockholders is an important factor in developing corporate practices that support our business, including in designing an effective executive compensation program. Our senior executive leadership and our Investor Relations (“IR”) team regularly engages with investors during the fiscal year, and our Lead Independent Director and chairperson of the Compensation Committee, Mr. Hartenstein, together with members of management and the IR team, conduct significant annual stockholder outreach efforts.
During Fiscal Year 2019, Mr. Hartenstein and members of management and the IR team continued their substantial stockholder engagement, contacting stockholders beneficially owning over 60% of our then outstanding shares of common stock, as discussed in more detail on page 29. This resulted in discussions with our largest stockholders on matters relating to our executive compensation program, our compensation philosophy and structure, and various executive compensation actions and decisions. Discussion topics also included our senior management succession plan, in particular with respect to Mr. Tan, the structure of our CEO compensation and our equity compensation strategy, including our Multi-Year Equity Awards (as described below).

PROPOSAL 1:
ELECTION OF DIRECTORS
Director Nominees
Our Board members are elected each year at the annual meeting of stockholders. Our Board is currently comprised of 10 members, and with effect from the start of the Annual Meeting will consist of nine members, with no vacancies. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board nominated the nine individuals below for election as directors, all of whom are currently directors. Director Peter J. Marks' term of office will end, and he will cease to be a director, immediately prior to the Annual Meeting. Our Board expects that each of the director nominees will be available to serve as a director. Stockholders may not vote their proxies for a greater number of persons than the number of nominees named below.
In the event a director nominee resigns or otherwise becomes unwilling or unable to serve after the mailing of the Internet Notice but before the Annual Meeting, our intention would be to make a public announcement of such resignation and either reduce the size of our Board or appoint a substitute nominee, in accordance with our Amended and Restated Bylaws (the “Bylaws”). If we reduce the size of our Board, this would reduce the number of nominees to be elected at the Annual Meeting. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a substitute nominee at the Annual Meeting to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee.
Our Nominating and Corporate Governance Committee and our Board evaluate director nominees based on a number of qualifications and attributes. In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of Broadcom, in light of our business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. Our Board believes that each director nominee has the relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment, and the willingness and ability to devote adequate time to Board duties. We also believe that the director nominees together have the skills and experience to form a board that is well suited to oversee the risks and opportunities facing our Company. The age of each director provided below is as of February 6, 2020.

Hock E. Tan

President and Chief Executive Officer Director since 2006 Board Committees: Executive
Mr. Tan, 68, has served as our President and Chief Executive Officer since March 2006. From September 2005 to January 2008, he served as Chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.
Qualifications: Mr. Tan’s qualifications to serve on our Board include his role as our Chief Executive Officer, his extensive career in the technology industry in general, and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of our business developed over the course of his career at our Company.

Henry Samueli, Ph.D.

Chairman of the Board since December 2018 Director since 2016 Board Committees: Executive (Chair)
Dr. Samueli, 65, served as our as Chief Technical Officer from February 2016 to December 2018. He was a co-founder of Broadcom Corporation and served as its Chief Technical Officer from its inception in August 1991 to May 2008 and from December 2009 through January 2016. Dr. Samueli also served as Broadcom Corporation’s Vice President of Research and Development from 1991 to May 2003 and as a technology advisor from May 2008 to December 2009. Dr. Samueli has also been a Professor in the Electrical and Computer Engineering Department at the University of California, Los Angeles since 1985 (on leave of absence since 1995) and a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department of the University of California, Irvine since 2003. Prior to Broadcom Corporation, he was the Chief Scientist and one of the founders of PairGain Technologies. From 1980 until 1985, he was employed in various engineering and management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli served as Chairman or Co-Chairman of the board of directors of Broadcom Corporation from August 1991 to May 2008 and from May 2011 to January 2016. Dr. Samueli is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, a Fellow of the National Academy of Inventors and a Member of the National Academy of Engineering. He received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. He is a named inventor in 75 U.S. patents.
Qualifications: Dr. Samueli’s qualifications to serve on our Board include his over 40 years of engineering and his management experience in the fields of communications systems and semiconductors. In addition, his co-founding of Broadcom Corporation and his prior service as its Chief Technical Officer provide unique insights into, and understanding of, our operations, technologies and industry.

Eddy W. Hartenstein

Lead Independent Director since December 2018 Director since 2016 Board Committees: Compensation (Chair) Nominating and Corporate Governance (Chair) Executive
Mr. Hartenstein, 69, was the publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014. In addition, he served as co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 to January 2013. Previously, Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group Inc. (formerly Hughes Electronics Corp.), from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV Inc. from late 2001 through 2004 and as President from its inception in 1990 to 2001. He currently serves as a director of Tribune Publishing Company; as lead independent director of the board of SIRIUS XM Holdings Inc., where he also serves on the audit committee; and as a director of TiVo Corporation, where he also serves on the compensation and strategic committees. Mr. Hartenstein also served as a director of Broadcom Corporation from June 2008 through January 2016; SanDisk Corporation from 2005 to May 2016; Rovi Corporation from September 2015 until its acquisition by TiVo in September 2016; and Yahoo, Inc. from April 2016 to June 2017.
Qualifications: Mr. Hartenstein’s qualifications to serve on our Board include his business leadership and extensive senior management experience, including successfully creating and entering new markets, cybersecurity experience, as well as his considerable public company director and governance experience.

Diane M. Bryant

Independent Director Director since 2019 Board Committees: Compensation
Ms. Bryant, 57, has served as Chief Executive Officer of Neural Analytics, Inc. since January 2020. She served as the Chief Operating Officer of Google Cloud (cloud computing services) from 2017 to 2018, where she focused on accelerating the scale and reach of Google Cloud’s business, including optimization of the global supply chain, acceleration of customer adoption, and development of next-generation information technology solutions. Prior to Google Cloud, Ms. Bryant spent 32 years at Intel Corporation, most recently serving as Group President of Intel’s Data Center Group, the worldwide organization that develops server, storage and network platforms for the digital services economy, in 2017, having led that group since 2012, and serving as Intel’s Corporate Vice President and Chief Information Officer, responsible for corporate-wide information technology solutions and services that enable Intel’s business, from 2008 to 2012. Ms. Bryant also serves on the board of directors of United Technologies Corporation, where she also serves on its audit and finance committees, and on the U.C. Davis Chancellor’s Board of Advisors and U.C. Davis College of Engineering Board of Advisors.
Qualifications: Ms. Bryant’s qualifications to serve on our board include her more than three decades of experience and executive leadership in the semiconductor industry, in enterprise information technology solution development and deployment, and in advancing cloud computing services worldwide, cybersecurity experience, as well as her public company board and committee experience.

Gayla J. Delly

Independent Director Director since 2017 Board Committees: Audit Nominating and Corporate Governance
Ms. Delly, 60, served as Chief Executive Officer of Benchmark Electronics Inc. (“Benchmark”), a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments, from January 2012 to September 2016, and served as a director from 2011 to September 2016. At Benchmark, she previously served as President from 2006 to December 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. Ms. Delly is a certified public accountant and was a senior audit manager at KPMG before joining Benchmark. Ms. Delly serves as an independent director of Flowserve Corporation, a public company listed on the New York Stock Exchange, and serves as a member of its corporate governance and nominating committee. Ms. Delly also served as chair of Flowserve’s audit committee from 2015 to 2019.
Qualifications: Ms. Delly’s qualifications to serve on our Board include her leadership experience in senior executive and financial management positions, her international manufacturing experience, her education and experience as an accounting professional, as well as her public company board and committee experience.

Raul J. Fernandez

Independent Director Director since 2020 Board Committees: Audit Nominating and Corporate Governance
Mr. Fernandez, 53, has served as Vice Chairman and owner of Monumental Sports & Entertainment (“Monumental”), a private partnership that co-owns the NBA’s Washington Wizards, the NHL’s Washington Capitals, the WNBA’s Washington Mystics and Wizards District Gaming NBA 2K team, and which co-owns and operates the Capital One Arena in Washington, DC, since 2010. He also serves as Special Advisor to, and is a Limited Partner of, each of General Atlantic Partners, a growth equity firm, and Carrick Capital Partners, a private equity firm. Mr. Fernandez previously served in several leadership roles at various technology companies, including, from 2004 to 2017, as Chairman and Chief Executive Officer for ObjectVideo, Inc., a developer of intelligent video surveillance software. Mr. Fernandez also founded Proxicom, Inc., a global provider of e-commerce solutions for Fortune 500 companies, and served as its Chief Executive Officer and Chairman of its board of directors since its inception in 1991 until its acquisition in 2001. He is currently on the board of directors of GameStop Corp., a public company listed on the New York Stock Exchange, where he also serves on the Audit Committee. Mr. Fernandez also served as a director of Kate Spade & Co. from 2001 through 2017, and previously served as a member of President George W. Bush’s Council of Advisors on Science and Technology.
Qualifications: Mr. Fernandez’s qualifications to serve on the Board include his more than two decades of extensive operating experience and executive leadership, as a founder and chief executive officer of technology and software companies, his familiarity with government affairs, as well as his public company board and committee experience.

Check Kian Low

Independent Director Director since 2016 Board Committees: Compensation Nominating and Corporate Governance
Mr. Low, 60, was one of the founding partners and has served as a director of NewSmith Capital Partners LLP, an independent partnership providing corporate finance advice and investment management services, for which he manages the Asia Pacific offices, since 2003. He is also an owner, and has served as a director of, Cluny Capital Limited (BVI) since February 2007. Prior to founding NewSmith in 2003, Mr. Low served as Senior Vice-President and Member of the Executive Management Committee of Merrill Lynch & Co., as well as its Chairman for the Asia Pacific Region, where he held various positions since the start of his employment with that firm in October 1995. Mr. Low serves as the lead independent director of Singapore Telecommunications Limited, a public company listed on the Singapore Exchange Securities Trading Limited (“SGX-ST”), where he also serves on the corporate governance & nominations and finance & investment committees. He also serves as a trustee of the Singapore London School of Economics Trust and the Nanyang Technological University. Mr. Low previously served as a director of Neptune Orient Lines Limited from April 2011 to June 2016, a public company listed on the SGX-ST.
Qualifications: Mr. Low’s qualifications to serve on our Board include his considerable executive management, global business and financial and investment experience, as well as his public company board and committee experience.

Justine F. Page

Independent Director Director since 2019 Board Committees: Audit (Chair) Executive
Ms. Page, 57, served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of ICS, from May 1999 to September 2005 when ICS merged with IDT, following which Ms. Page retired. She joined ICS in 1993, holding titles including Director of Finance and Administration and Assistant Treasurer. From June 2008 until April 2017, Ms. Page served on the board of our predecessors, including Avago Technologies and Broadcom Limited, and served as chairperson of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Ms. Page also served as a director and chairperson of the audit committee of SunEdison Semiconductor Limited from May 2014 until December 2016. Ms. Page holds a B.A. degree in accounting from Immaculata College and a Master of Taxation degree from Villanova University.
Qualifications: Ms. Page’s qualifications to serve on our Board include her career in senior financial management positions with semiconductor companies, her education and training as an accounting professional, as well as her public company board and committee experience.

Harry L. You

Independent Director Director since 2019 Board Committees: Audit Compensation
Mr. You, 60, is the President, Chief Financial Officer and a director of GTY Technology Holdings Inc., a public blank check company focusing on the technology industry, including software and services, which raised $552 million in gross proceeds in its initial public offering in November 2016. From 2008 to 2016, Mr. You served as the Executive Vice President in the Office of the Chairman of EMC Corporation. Mr. You joined EMC in 2008 to oversee corporate strategy and new business development, which included mergers and acquisitions, joint ventures and venture capital activity. Mr. You was Chief Executive Officer of BearingPoint Inc. from 2005 to 2007 and also served as BearingPoint’s Interim Chief Financial Officer from 2005 to 2006. From 2004 to 2005, Mr. You served as Executive Vice President and Chief Financial Officer of Oracle Corporation, helping begin Oracle’s acquisition run with the takeovers of Peoplesoft, Inc. and Retek in 2005. From 2001 to 2004, Mr. You served as Chief Financial Officer of Accenture Ltd. Mr. You also previously spent 14 years in the financial services industry, including serving as a managing director in the Investment Banking Division of Morgan Stanley. Mr. You served on the board of directors of Korn/Ferry International, a global executive recruiting company, from 2004 to 2016, and has been a trustee of the U.S. Olympic Committee Foundation since 2016.
Qualifications: Mr. You’s qualifications to serve on our Board include his extensive and varied mergers and acquisitions experience, financial and strategic planning expertise, public company financial management experience, cybersecurity experience, and executive leadership roles at various technology-driven companies, as well as his public company board and committee experience.

Our Board recommends a vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
Our Board oversees the conduct of our business by our senior management, provides guidance on our strategic and business planning processes, is principally responsible for the succession planning for our key executives, including our CEO, and ensures that the long-term interests of stockholders are being served.
Our Board held nine meetings during Fiscal Year 2019. During Fiscal Year 2019, each director attended at least 75% of the aggregate number of meetings of our Board and all committees of our Board on which he or she served. Our independent directors met at regularly scheduled executive sessions without management present. Our Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of our stockholders. All of our directors then serving on our Board attended the annual meeting in April 2019.
Board Leadership Structure and Oversight of Risk Management
Our Board believes that Broadcom and its stockholders are best served by a Board leadership structure in which the roles of the CEO and the Chairman of the Board are held by different individuals, and that there be a Lead Independent Director if the Chairman is not independent. Under this structure our CEO is generally responsible for setting the strategic direction of Broadcom and for the day-to-day management of our operations. The independent Chairman or the Lead Independent Director, as applicable, provides strong independent leadership to assist our Board in fulfilling its oversight role of management and our risk management practices, approves the agenda for Board meetings and presides over Board meetings and over the meetings of our independent directors in executive session. Our Board annually reviews its leadership structure to determine whether it continues to best serve Broadcom and its stockholders. Currently, Mr. Tan serves as our President and CEO, Dr. Samueli serves as our Chairman of the Board and Mr. Hartenstein serves as our Lead Independent Director. Upon his election as Chairman of the Board in 2018, Dr. Samueli resigned from his position as our Chief Technical Officer.
Our Board believes that evaluating Broadcom’s risk management practices is one of its most important areas of oversight. In carrying out this critical responsibility, our Board regularly reviews and discusses with management information regarding risks related to our operations, liquidity and credit, cybersecurity, compensation programs and succession planning. In addition, our Board has delegated certain aspects of risk management oversight to each Board committee. The committees report regularly to our Board on matters relating to the specific areas of risk the committees oversee. Members of management report, at least annually, on our risk management practices to the relevant committees and to the full Board.
Director Independence
Our Board annually reviews the independence of each director and nominee and considers whether such individual has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our Board has made the determination that transactions or relationships between us and an entity where a director or nominee serves as a non-employee director and/or is the beneficial owner, directly or indirectly, of less than 10% of such entity, or where a director or nominee for director serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity, are presumed immaterial for the purposes of assessing a director’s independence.
As a result of its review, our Board has determined that Messrs. Hartenstein, Fernandez, Low, and You and Mses. Bryant, Delly and Page, representing seven of our nine director nominees, are currently “independent directors”, and that Mr. Marks is also an “independent director”, as defined under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market (“Nasdaq”).
Board Committees
Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) and an Executive Committee. Each of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. The charters for all four committees are available in the “Investor Center—Corporate Governance—Documents” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govhighlights).

Stockholders may also request a copy from Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131.
Audit Committee
Each member of the Audit Committee is independent in accordance with the audit committee independence requirements under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Mses. Delly and Page, and Mr. You is an audit committee financial expert under applicable SEC rules and has the requisite financial sophistication required by applicable Nasdaq rules.

Members	Primary Responsibilities	Meetings in Fiscal Year 2019

Justine F. Page (Chair) Gayla J. Delly Raul J. Fernandez Harry L. You
•    Oversee the quality and integrity of our financial statements and internal controls
•    Determine the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm
•    Conduct an annual performance evaluation of our internal audit function and independent registered public accounting firm
•    Oversee our financial and operational risk exposures, including any exposures related to data privacy and information technology systems controls and security, and the steps management takes to monitor, control and report such exposure
•    Oversee our compliance with legal and regulatory requirements
•    Review related party transactions
5
Compensation Committee
Each member of the Compensation Committee is independent in accordance with the compensation committee independence requirements under the applicable rules and regulations of the SEC and Nasdaq and is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Members	Primary Responsibilities	Meetings in Fiscal Year 2019

Eddy W. Hartenstein (Chair) Diane M. Bryant Check Kian Low Peter J. Marks Harry L. You
•    Determine our executives’ base and incentive compensation (other than that of our CEO)
•    Provide input and recommendations to the independent directors of our Board regarding our CEO’s compensation
•    Design (in consultation with management or our Board) and evaluate our compensation plans, policies and programs
•    Administer our equity-based plans and approve the terms of equity-based grants pursuant to those plans
•    Confirm that our compensation programs do not encourage unnecessary risk taking
•    Review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and officers’ compensation
•    Establish and periodically review policies concerning perquisite benefits
•    Review and approve all employment agreements, severance and change-in-control arrangements and perquisites for officers and other executives, other than the CEO, and make recommendations to our Board regarding such agreements and perquisites with our CEO
•    Review and make recommendations to our Board compensation for non-employee directors
•    Provide oversight over the Committee’s compensation consultant
5

Our management conducted its annual review of our compensation policies and practices for our employees, as they relate to our risk management, and reported their findings in January 2020 to the Compensation Committee. Our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below) balance short- and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, the Compensation Committee believes the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on our Company in the future.
To the extent permitted by applicable law and the Nasdaq rules, the Compensation Committee may delegate its responsibilities to a subcommittee or officers, and may authorize members of our Human Resources department to carry out certain administrative duties regarding our compensation programs.
For information on the processes and procedures followed by the Compensation Committee and our Board, and the role of its compensation consultant and our CEO, in the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement.
Nominating and Corporate Governance Committee
Each member of the Nominating/Governance Committee is independent in accordance with the applicable Nasdaq rules and regulations.

Members	Primary Responsibilities	Meetings in Fiscal Year 2019

Eddy W. Hartenstein (Chair) Gayla J. Delly Raul J. Fernandez Check Kian Low Peter J. Marks
•    Take a leadership role in shaping our corporate governance policies and procedures and develop recommendations for our Board
•    Identify, evaluate and recommend to our Board qualified candidates to become directors and to fill vacancies on the Board
•    Assess director independence
•    Oversee the annual evaluation of our Board and its committees
•    Consider stockholder proposals submitted for consideration at our annual meeting of stockholders
•    Periodically assess director continuing education with respect to our business, financial statements, corporate governance and other appropriate subjects
•    Periodically review and assess our Corporate Governance Guidelines and recommend changes to our Board
•    Review, and periodically report to the Board, on matters of corporate responsibility and sustainability, and our public reporting on these topics.
4
In response to increasing interest in corporate social responsibility and sustainability reporting in our sector and generally, we plan to produce our first report on corporate responsibility and sustainability matters following the conclusion of our Fiscal Year 2020.
Executive Committee
The Executive Committee is comprised of our CEO, the Chairman of the Board and such other directors as our Board appoints.

Members	Primary Responsibilities	Meetings in Fiscal Year 2019

Henry Samueli, Ph.D. (Chair) Eddy W. Hartenstein Justine F. Page Hock E. Tan	Review and approve, subject to specified limitations: • investments, acquisitions, dispositions and capital expenditures; • new or incremental debt financings or borrowings, or amendments thereto, or refinancings thereof, including convertible debt, bond financing and commercial paper; and • treasury, cash management and other banking matters.	—

Review and provide recommendations to our Board on matters requiring full Board approval, including:
•    business opportunities, strategies and proposals, and other strategic matters;
•    business plans, annual budgets, targets, operational plans, capital structure and dividend policy;
•    proposed transactions that exceed its approval thresholds; and
•    efficient organization and management structure of our Company.

Director Nominations
In accordance with our Corporate Governance Guidelines, our Board seeks individuals to serve as directors who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective in providing the diversity of skills and background, soundness of judgment appropriate for the business and operations of our Company, and serving the long-term interests of the stockholders.
When evaluating director candidates, the Nominating/Governance Committee seeks to ensure that our Board has the requisite skills, experience and expertise, and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating/Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of our Company, including:

•	independence from management;

•	personal and professional integrity, ethics and values;

•	experience as an officer in corporate management;

•	experience and expertise in our industry and international business and familiarity with Broadcom;

•	experience as a board member of another public company;

•	practical and mature business judgment;

•	diversity of background and perspective (inclusive of age, ethnicity, experience, gender and race);

•	current Board size and composition and the extent to which a candidate would fill a present need on our Board; and

•	the other ongoing commitments and obligations of the candidate.
The Nominating/Governance Committee will consider nominee recommendations from its members, other Board members and members of our management, as well as nominees recommended by our stockholders. The Nominating/Governance Committee has from time to time also engaged third-party search firms to assist in identifying and evaluating possible candidates. Ms. Page, who joined our Board in June 2019, was first suggested as a prospective Board candidate by members of our Board, and Mr. Fernandez, who joined our Board in January 2020, was first suggested as a prospective candidate by members of our executive team. Both Ms. Page and Mr. Fernandez were then evaluated by the Nominating/Governance Committee according to its practice described above.
See “Stockholder Proposals and Director Nominations for the 2021 Annual Meeting” on page 59 for information on the requirements for director nominations, including nominations using proxy access.
Code of Ethics and Business Conduct
Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of our Board, executive officers and employees, including our CEO, Chief Financial Officer (“CFO”) and principal accounting officer, a copy of which is available in the “Investor Center—Corporate Governance—Documents” section of our website, or upon request to: Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131.

Corporate Governance Guidelines
Our Board is committed to ensuring that the long-term interests of stockholders are being served. As such, our Board has adopted Corporate Governance Guidelines, a copy of which is available in the “Investor Center—Corporate Governance—Documents” section of our website, or upon request to: Investor Relations, Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131. Some of the governance best practices included in our Corporate Governance Guidelines are as follow:
Protections against Director Overboarding
To ensure that our directors are not over-committed and have adequate time to fulfill their duties on our Board, directors may not serve on more than four other public company boards without prior approval, except that a director who also serves as the chief executive officer of a public company should not serve on more than two public company boards in addition to our Board.
Resignation Offered with Significant Job Change
Any director who retires from or terminates his or her present employment, or who materially changes his or her position, is required to submit an offer of resignation as a director of our Board. This provides our Board the opportunity to evaluate whether the individual should continue to sit on our Board in light of his or her new occupational status. Our Board may invite any such director to remain a director if our Board determines that continued access to such director’s knowledge, skills and experience is in the best interests of our Company and our stockholders.
Resignation Offered at Age 75
Our Board does not currently believe that a mandatory retirement age for non-employee directors is necessary, and that continued service by a particular director may be in the best interests of our Company and our stockholders. However, when a non-employee director reaches the age of 75 years, he or she is required to offer his or her resignation to our Board, to be effective as of the next annual meeting of stockholders. This allows our Board to evaluate the composition and needs of our Board and the interests of our Company and our stockholders.
Succession Planning
Our Board oversees CEO and key management personnel succession planning, which is reviewed by the Board at least bi-annually. Our CEO and Vice President of Human Resources regularly provide our Board with recommendations and evaluations of potential successors for our CEO and other senior management personnel, and review their qualifications and experience. Our Board also regularly reviews the development priorities and achievements of these individuals with our CEO and Vice President of Human Resources. Directors engage with potential CEO and key management personnel successors at least annually at Board meetings and in less formal settings to allow directors to personally assess the candidates. Further, our Board periodically reviews the overall composition of our key management personnel’s qualifications, tenure and experience.
Our Board has developed a CEO succession plan, both on an interim and a longer-term basis. The interim plan would utilize internal candidates and will become effective in the event our CEO unexpectedly becomes unable to perform his duties, in order to minimize potential disruption or loss of continuity to our Company’s business and operations. The longer-term CEO succession plan is also currently focused on the development of identified internal candidates, as well as on maintaining business and operational continuity.
Stock Ownership Guidelines
Based on competitive market data and after consultation with Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultants, in December 2019, our Board and the Compensation Committee increased the stock ownership guidelines for our non-employee directors and executive officers, respectively, as follows:

Aggregate Value*
Position	Prior to December 2019	Effective December 2019
Non-employee Director	3x annual cash retainer	5x annual cash retainer
CEO	3x base salary	6x base salary
Executive Officer	1x base salary	3x base salary

*Fair market value of common stock based on the closing price per share as quoted on the Nasdaq Global Select Market on the date of valuation.

Our non-employee directors and executive officers, including our CEO, are expected to satisfy the applicable guidelines within five years of the date on which they become a director or an executive officer and to hold at least such minimum value in shares of common stock for so long as he or she is a director or an executive officer.
Shares of common stock held in a trust or other estate-planning vehicle established by a non-employee director or an executive officer, which continue to be beneficially owned by such non-employee director or executive officer under SEC rules, count toward achieving the applicable guideline level of stock ownership. Outstanding service-based RSU awards and PSU awards for which the performance criteria have been met count toward achieving the applicable guideline level of stock ownership at a rate of 100%. Vested and exercisable stock option awards held by an executive officer also count toward achieving the applicable guideline level of stock ownership at a rate of 50%, i.e. two vested option shares will count as one share of common stock.
As of February 6, 2020, all of our executive officers and non-employee directors, other than Ms. Bryant and Messrs. Fernandez and You, who joined our Board in 2019, 2020 and 2019, respectively, had achieved the level of stock ownership set forth under the guidelines effective December 2019.
In addition, our insider trading policy prohibits our directors and employees from hedging or pledging our securities, from making short sales, or trading in derivative securities related to our securities.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee, Messrs. Hartenstein, Low, Marks and You, and Ms. Bryant, are not, and have never been, officers or employees of Broadcom. During Fiscal Year 2019, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.
Stockholder Communications With Our Board
You may communicate with our Board at the following address:
The Board of Directors
Broadcom Inc.
c/o Chief Legal Officer
1320 Ridder Park Drive
San Jose, California 95131
Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, but will be made available to any director upon request.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our 2019 Annual Report and as may be updated in our subsequent SEC filings.

DIRECTOR COMPENSATION
On an annual basis, the Compensation Committee reviews our non-employee director compensation, with input from Compensia, its independent compensation consultant, regarding market practice and the competitiveness of our non-employee director compensation program. Our Board approves any changes to our non-employee director compensation, taking into consideration the recommendations of the Compensation Committee and based on its own review. Our non-employee directors receive cash and equity compensation in consideration for their service on our Board, as set forth in more detail below, but do not receive any non-equity incentive compensation, or participate in any company pension plan or deferred compensation plan.
Dr. Samueli has declined all compensation for his service on our Board and as its Chairman. However, we provide Dr. Samueli with access to office space and administrative support in connection with the discharge of his duties as Chairman. The unvested equity awards that we previously granted to Dr. Samueli during his tenure as an employee of Broadcom will continue to vest, subject to the terms and conditions of the awards. We also do not compensate Mr. Tan for his service on our Board or any committee of our Board.
In connection with its annual review of our non-employee director compensation program, in December 2019, the Compensation Committee was advised by Compensia that the program delivered total average compensation to our non-employee directors (excluding Dr. Samueli, who has declined compensation for Board service) at approximately the 64th percentile of our compensation peer group included on page 31. Based on the recommendation of the Compensation Committee, our Board decided not to make any changes to our non-employee director compensation for Fiscal Year 2020.
Director Compensation Program
Cash Compensation
Our non-employee directors are entitled to receive the following annual cash compensation, payable quarterly:

Annual Fees
Board membership (payable to all non-employee directors)	$90,000
Additional amounts, as applicable, payable to:
Independent Chairperson of the Board	$150,000
Lead Independent Director	$100,000
Chairperson of the Audit Committee	$40,000
Chairperson of the Compensation Committee	$22,500
Chairperson of the Nominating/Governance Committee	$20,000
Member of the Audit Committee (other than chairperson)	$15,000
Member of the Compensation Committee (other than chairperson)	$10,000
Member of the Nominating/Governance Committee (other than chairperson)	$10,000

In addition, we reimbursed, or paid, non-employee directors for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings, the annual meeting of stockholders and other travel undertaken at our request.
Equity Compensation
Our non-employee directors also receive the following equity compensation awards:

•
upon appointment to our Board, an initial RSU award using a target value of $220,000, prorated based on the expected portion of a year to be served between the time of such director’s appointment and the anticipated date of our annual meeting of stockholders immediately following the director’s appointment; and, thereafter,

•	an annual RSU award using a target value of $220,000, to be granted on the date of each annual meeting of stockholders, subject to the director’s re-election at such meeting.
To determine the number of shares of common stock granted pursuant to such awards, the value of the award is divided by the average of our per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding the grant date. These RSU awards vest in full on the earlier of (i) the first anniversary of the grant date or (ii) the date on which the annual meeting of stockholders immediately following the grant date is held, subject to the director’s continued service on our Board.
Director Compensation for Fiscal Year 2019
The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2019. Mr. Fernandez did not serve on our Board during Fiscal Year 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Diane M. Bryant	$75,000	$282,890	$ 357,890
Gayla J. Delly	$110,875	$227,602	$ 338,477
James C. Diller(2)	$92,000	—	$ 92,000	(3)
Lewis C. Eggebrecht(2)	$47,500	—	$ 47,500
Eddy W. Hartenstein	$214,375	$227,602	$ 441,977
Check Kian Low	$104,000	$227,602	$ 331,602
Donald Macleod(2)	$66,250	—	$ 66,250
Peter J. Marks	$108,375	$227,602	$ 335,977
Justine F. Page	$65,000	$182,915	$ 247,915
Harry L. You	$78,750	$279,657	$ 358,407

(1)
Represents the grant date fair value of RSU awards granted in Fiscal Year 2019, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”), which is the closing market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The amounts shown represent the grant date fair value of an RSU award for 775 shares of common stock granted to the director, other than Ms. Page, on April 1, 2019 following his or her election to our Board. With respect to Ms. Bryant and Mr. You, the amounts also represent the grant date fair value of an initial RSU award of 223 shares of common stock granted on January 11 and January 8, 2019, respectively, in connection with their appointment to our Board. With respect to Ms. Page, the amount represents the grant date fair value of an initial RSU award of 673 shares of common stock granted on June 11, 2019 in connection with her appointment to our Board. The table below shows the aggregate number of shares of common stock underlying RSUs held by our non-employee directors as of November 3, 2019:

Name	Number of Shares Underlying RSUs (#)
Diane M. Bryant	775
Gayla J. Delly	775
James V. Diller	—
Lewis C. Eggebrecht	—
Eddy W. Hartenstein	775
Check Kian Low	775
Donald Macleod	—
Peter J. Marks	775
Justine F. Page	673
Harry L. You	775

(2)	Messrs. Diller, Eggebrecht and Macleod did not stand for re-election and cased to be directors effective April 1, 2019.

(3)
At the time Mr. Diller ceased to be a director, he held 119,500 shares of common stock that were issued upon exercise of stock options granted prior to the adoption of ASC 718. Our Board declared dividends of $2.65 per share in each of December 2018 and March 2019. As a result, Mr. Diller received an aggregate of $633,350 dividend payments while serving on our Board in Fiscal Year 2019. These payments were made on the same basis as dividend payments to all other holders of our common stock and do not represent compensation paid to Mr. Diller for service on our Board.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our consolidated financial statements. The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for Fiscal Year 2020. Our Board and the Audit Committee believe that the continued retention of PwC is in the best interests of Broadcom and our stockholders. We expect a representative from PwC to be present at the Annual Meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Our stockholders are not required to ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will reconsider whether or not to continue to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Broadcom and our stockholders.
Principal Accounting Fees and Services
Set forth below are the fees for all services rendered by PwC to us for Fiscal Year 2019. Also set forth below are the fees for all services rendered by PwC to Broadcom Limited, our predecessor, from October 30, 2017 to April 4, 2018 and to us from April 4, 2018 to November 4, 2018.

	Fiscal Year 2019 Services to Broadcom	Fiscal Year 2018 Services to Broadcom Limited
	($ in thousands)
Audit Fees	$16,420	$12,933
Audit-Related Fees	592	994
Tax Fees	2,984	1,310
All Other Fees	229	10

Total	$20,225	$15,247

Audit Fees consist of fees billed for professional services provided in connection with the integrated audit of our annual consolidated financial statements, audit of internal controls over financial reporting, the review of our or Broadcom Limited’s quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees include audit fees related to business combination accounting for our recently closed acquisitions, inclusive of the acquisition of CA, Inc. ("CA") in Fiscal Year 2019.
Audit-Related Fees consist of fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of our or Broadcom Limited’s consolidated financial statements and not included in Audit Fees. In fiscal year 2019, these fees included services related to acquisition due diligence. In Fiscal Year 2018, these fees included services related to the impact assessment of certain financial accounting standards.
Tax Fees consist of fees billed for professional services for tax compliance and tax consulting.
All Other Fees consist of fees for professional services rendered by PwC for permissible non-audit services. In Fiscal Year 2019, these fees included services for various license compliance reviews. In both Fiscal Year 2019 and Fiscal Year 2018, these fees included a license for specialized accounting research software.
In considering the nature of the services provided by PwC, the Audit Committee determined that the provision of these services is compatible with maintaining the independence of PwC. The Audit Committee discussed these services with PwC and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC, as well as by the American Institute of Certified Public Accountants.

Other than as stated above, no fees were billed to us or Broadcom Limited by PwC for Fiscal Year 2019 and Fiscal Year 2018.
Audit Committee Pre-Approval of Services Policy
All engagements with our independent registered public accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next regularly scheduled meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by our independent registered public accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the Audit Committee’s pre-approval, and the fees for the services performed to date.
During Fiscal Year 2019 and Fiscal Year 2018, all services provided to either us or Broadcom Limited by PwC were pre-approved by the Audit Committee.
Our Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal Year 2020.

AUDIT COMMITTEE REPORT
The Audit Committee is responsible for assisting the Board of Directors of Broadcom Inc. (the “Company”) with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.
Fiscal Year 2019 Financial Statements
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended November 3, 2019 (“Fiscal Year 2019”) with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”). In addition, the Audit Committee has discussed with PwC, with and without management present, the Company’s internal controls over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”).
Based on the Audit Committee’s review and discussions noted above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for Fiscal Year 2019 be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2019 for filing with the Securities and Exchange Commission.
Independence and Pre-Approval Policy
The Audit Committee also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with that firm.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. For each proposed service, PwC provides the Audit Committee with a description of the service and sufficient information to confirm PwC’s determination that the provision of such service will not impair its independence. The Audit Committee reviewed and preapproved all audit and non-audit services performed by PwC during Fiscal Year 2019 in accordance with established procedures.
Independent Auditor Tenure and Rotation
As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. PwC has been the Company’s independent auditor since 2006. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

•
Higher quality audit work and accounting advice due to PwC’s institutional knowledge of and familiarity with the Company’s business and operations, accounting policies and financial systems, and internal control framework

•	Operational efficiencies and a resulting lower fee structure because of PwC’s history and familiarity with the Company’s business
In addition, the Audit Committee oversees the process for, and ultimately approves, the selection of the lead audit engagement partner every five years. At the Audit Committee’s instruction, PwC selects candidates to be considered for this role, who are then interviewed by members of Broadcom’s senior management. After discussing the results of senior management’s interviews, the Audit Committee interview the candidates. The Audit Committee then considers the appointment and votes on the selection.
The Audit Committee and the Board of Directors have approved the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 1, 2020.
Submitted by the Audit Committee of the Board of Directors on December 10, 2019:
Justine F. Page, Chairperson
Gayla J. Delly
Harry L. You

PROPOSAL 3:
NON-BINDING, ADVISORY VOTE TO
APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs as described in “Compensation Discussion and Analysis” beginning on page 24 and the compensation tables and accompanying narrative disclosure under “Executive Compensation” beginning on page 42. We currently hold the say-on-pay vote annually.
Our executive compensation program, structured around the achievement of near-term financial and operational targets and longer-term business objectives and strategies, is designed to reward our executive officers for producing sustainable growth in share value and to align their interests with the long-term interests of our stockholders, as well as attract and retain top talent. We believe in rewarding excellent performance; likewise, we believe pay should reflect underperformance, if that occurs.
During Fiscal Year 2019, our semiconductor solutions segment was negatively impacted by a broad-based slowdown in demand for semiconductor products worldwide. Despite challenging macro-economic and other conditions that were outside of our control, the Compensation Committee elected not to adjust the challenging performance goals set for our Fiscal Year 2019 APB Plan. As a result, while our Fiscal Year 2019 revenue was up 8% over Fiscal Year 2018, our revenue fell significantly below the target performance level under the APB Plan, which significantly reduced our APB Plan payouts for the year.
We believe the compensation paid to our NEOs for Fiscal Year 2019 appropriately reflects and rewards our executive officers’ contributions to our performance and is aligned with the long-term interests of our stockholders. In deciding how to vote on this proposal, stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.
Stockholders are being asked to approve the following resolution:
“RESOLVED THAT stockholders approve, on an advisory basis, the compensation of Broadcom’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” in the Proxy Statement.”
While the vote on this resolution is advisory and not binding on us, the Compensation Committee or our Board, the Compensation Committee and our Board values input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions.
Our Board recommends that stockholders vote, on a non-binding, advisory basis, FOR the resolution to approve compensation of our named executive officers.

EXECUTIVE OFFICERS
Our executive officers are elected annually by our Board and serve at our Board’s discretion. There are no family relationships among our directors and executive officers. The following table sets forth certain information about our executive officers as of February 6, 2020:

Name	Age	Position	Biography

Hock E. Tan	68	President, Chief Executive Officer and Director
Mr. Tan has served as our President and Chief Executive Officer since March 2006. From September 2005 to January 2008, he served as Chairman of the board of directors of IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Thomas H. Krause Jr.	42	Chief Financial Officer
Mr. Krause has served as our Chief Financial Officer since October 2016, and served as our Vice President and acting Chief Financial Officer and principal financial officer from March 2016 to October 2016. Mr. Krause also served as our Vice President, Corporate Development from January 2012 to October 2016. Prior to joining us, he was an independent management consultant representing several public and private technology companies. Mr. Krause previously served as Vice President of Business Development at Techwell, Inc., a mixed-signal fabless semiconductor company, and held various roles with Technology Crossover Ventures and Robertson Stephens.

Charlie B. Kawwas, Ph.D.	49	Senior Vice President and Chief Sales Officer
Dr. Kawwas has served as our Senior Vice President and Chief Sales Officer since June 2015 and served as our Senior Vice President, Worldwide Sales from May 2014 to June 2015. Dr. Kawwas served as Senior Vice President of Sales for LSI Corporation (“LSI”) from 2010 to May 2014, when we acquired LSI, having joined LSI in 2007 as Vice President of Marketing through its acquisition of Agere Systems. Prior to joining Agere Systems in 2005, he served as the leader of product line management for optical Ethernet and multiservice edge portfolio at Nortel Networks.

Mark D. Brazeal	52	Chief Legal Officer
Mr. Brazeal has served as our Chief Legal Officer since April 2017. Mr. Brazeal is responsible for the legal, governance, compliance and public affairs functions across the company. Prior to his current role, he served as the Chief Legal Officer and Senior Vice President, IP Licensing for SanDisk Corporation, from December 2014 until it was acquired by Western Digital Corporation in 2016. Before joining SanDisk, Mr. Brazeal spent 15 years at Broadcom Corporation in various positions of increasing responsibility, most recently as the Senior Vice President and Senior Deputy General Counsel in charge of all commercial, operational, IP licensing and litigation matters for Broadcom Corporation. Prior to that, Mr. Brazeal was an attorney in the transactional and IP groups at the law firms of Wilson Sonsini Goodrich & Rosati in Palo Alto, CA, Yuasa & Hara in Tokyo, Japan and Howrey & Simon in Washington, D.C. He earned a J.D. and a B.A. in American Government from the University of Virginia.

Kirsten M. Spears	56	Chief Accounting Officer, Vice President and Corporate Controller
Ms. Spears has served as our Chief Accounting Officer since March 2016 and as our Vice President and Corporate Controller since May 2014. Prior to our acquisition of LSI, Ms. Spears served as Vice President and Corporate Controller of LSI. She joined LSI in September of 1997 and held a number of management positions in accounting and reporting before becoming the Corporate Controller in 2007. Before joining LSI, Ms. Spears worked for Price Waterhouse LLP in audit; for Raychem Corporation, managing a variety of accounting functions; and for Bank of America, managing branch operations.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (the “CD&A”) describes the philosophy, objectives and structure of our Fiscal Year 2019 executive compensation program. This CD&A is intended to be read in conjunction with the tables and other information beginning on page 42, which provide further historical compensation information for our NEOs, who are our CEO, CFO and each of our three other most highly compensated executive officers serving at the end of our Fiscal Year 2019.
Our NEOs for Fiscal Year 2019 were:

•	Hock E. Tan, President and CEO;

•	Thomas H. Krause, Jr., CFO;

•	Charlie B. Kawwas, Ph.D., Senior Vice President and Chief Sales Officer;

•	Mark D. Brazeal, Chief Legal Officer; and

•	Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division.
Mr. Ingram will retire from Broadcom and pursue other activities effective March 20, 2020. In order to ensure an orderly transition of his responsibilities, Mr. Ingram stepped down from his role as Senior Vice President and General Manager, Wireless Semiconductor Division and an executive officer of Broadcom on November 3, 2019, but will remain available until March 20, 2020 to provide transition services to our Company and his successor.
Executive Summary:
Fiscal Year 2019 Company Performance and Key Pay Decisions
Our Fiscal Year 2019 performance continued to be strong on many measures, with both revenue and non-GAAP operating margin growth*, the successful integration of the acquired CA business and the successful execution and completion of our acquisition of the enterprise security business (“Symantec Business”) of Symantec Corporation (now known as NortonLifeLock Inc.), which closed on the first day of our Fiscal Year 2020. Our executive compensation program is structured around the achievement of near-term financial and operational targets and longer-term business objectives and strategies. We believe in rewarding excellent performance; likewise, we believe pay should reflect underperformance, if that occurs. This is reflected in the Fiscal Year 2019 APB Plan bonus payouts, which are significantly lower than those for Fiscal Year 2018 because we did not achieve the revenue performance goal for Fiscal Year 2019. We seek to closely align our executive officers’ interests with those of our stockholders and, accordingly, allocate a significant portion of our executives’ compensation opportunity to equity-based compensation, the value of which depends on our performance relative to that of our peers.
Our Financial Performance
We have established a track record of delivering strong financial results and creating long-term sustained value for our stockholders.
Fiscal Year 2019 Financial Results Highlights
Financial results highlights of our Fiscal Year 2019 include:

•	Continued increase in year-over-year revenue to $22,597 million, an 8% increase over Fiscal Year 2018.

•
Although GAAP operating income decreased $1,691 million to $3,444 million, a 33% decrease over Fiscal Year 2018, our non-GAAP operating income increased $1,505 million to $11,929 million, a 14% increase over Fiscal Year 2018.*

•	Net cash provided by operating activities of $9,697 million, a 9% increase over Fiscal Year 2018, and free cash flow of $9,265 million, a 12% increase over Fiscal Year 2018.*

* Please see Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

* Please see Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.
Return of Capital to Stockholders
Our strong cash flow in Fiscal Year 2018 enabled us to return an aggregate of $10,642 million to our stockholders during Fiscal Year 2019, consisting of $4,235 million in cash dividends and $5,435 million in stock repurchases and $972 million in eliminations of shares withheld to cover employee withholding taxes due upon the vesting of net settled equity awards. Our strong cash flow in Fiscal Year 2019 enabled us to increase our quarterly common stock dividend to $3.25 per share in the first fiscal quarter of Fiscal Year 2020, an increase of 23% over the quarterly common stock dividend paid in Fiscal Year 2019.

Total Stockholder Return
Our five-year TSR performance, based on an investment of $100 in our common stock on the first day of our fiscal year 2014, has been very strong on both an absolute and relative basis. Although our one-year TSR increased significantly, we believe long-term TSR is a more relevant measure, as our stock price over short-term periods is frequently impacted by short-term market volatility, share price movements and macroeconomic pressures unrelated to our underlying performance.

•	Our one-year TSR increased to 39.6% for Fiscal Year 2019.

•	Our TSR has increased by 24.0% annually on average over the past three years, and by 30.9% annually on average over the past five years.

•	Our TSR for all three of these periods have significantly outperformed our peer group median and the S&P 500 Index.

•	We have significantly increased our absolute TSR since our initial public offering in 2009 by over 2,085%, with a cumulative TSR increase of 35.1% annually on average.
Our Strategic Performance
We have completed several major strategic transactions over the last few years, and have a proven track record of efficiently and successfully integrating and growing businesses we acquire, to create value for our stockholders, employees and customers. We continued those efforts during Fiscal Year 2019, achieving a number of important strategic objectives, including the successful integration of CA, while remaining focused on our core operations and delivering strong operating performance.

•	Significant transactions occurring during Fiscal Year 2019 included:

◦
The completion of our acquisition of CA on November 5, 2018, providing us with a diverse set of technology solutions in infrastructure software, enabling us to better serve the needs of the world’s largest enterprises.

◦
Structuring, negotiating and entering into an agreement to acquire the Symantec Business, an asset carve-out, on August 8, 2019 and successfully completing that acquisition less than three months later on November 4, 2019 (the first day of Fiscal Year 2020). The Symantec Business expands our footprint of mission critical infrastructure software for the Forbes Global 2000.

•
We continued to focus the scope of our acquired businesses, concentrating on core, mission critical technologies, and successfully divested various non-core CA businesses held for sale during Fiscal Year 2019.

Stockholder Engagement Summary
We believe actively engaging with, and understanding the concerns and views of, our stockholders is an important factor in developing corporate practices that support our business, including in designing an effective executive compensation program. Our senior executive leadership and our IR team regularly engages with investors during the fiscal year, and our Lead Independent Director and chairperson of the Compensation Committee, Mr. Hartenstein, together with members of management and the IR team, conduct significant annual stockholder outreach efforts.
During Fiscal Year 2019, Mr. Hartenstein and members of management and the IR team continued their substantial stockholder engagement, contacting stockholders beneficially owning over 60% of our then outstanding shares of common stock, as discussed in more detail on page 29. This resulted in discussions with our largest stockholders on matters relating to our executive compensation program, our compensation philosophy and structure, and various executive compensation actions and decisions. Discussion topics also included our senior management succession plan, in particular with respect to Mr. Tan, the structure of our CEO compensation and our equity compensation strategy, including our Multi-Year Equity Awards (as described below).

Say-on-Pay
At our 2019 annual meeting, we submitted our executive compensation program to a non-binding, advisory vote of our stockholders (the “say-on-pay proposal”). Stockholders representing over 85% of our common stock in person or by proxy at the meeting and entitled to vote on the matter, voted in favor of the say-on-pay proposal. Following the 2019 annual meeting, the Compensation Committee reviewed the results of the say-on-pay proposal. In light of this approval, the Compensation Committee did not make any significant changes to our executive compensation program.
Fiscal Year 2019 Compensation Highlights and Key Decisions
Annual Cash Incentive Bonus Payouts Reflected Fiscal Year 2019 Company Performance. Payouts under the APB Plan, our annual cash incentive bonus plan, were tied to challenging pre-established annual corporate and divisional or functional performance goals, as well as the individual contributions and performance of each executive.

•
The target attainment levels for the two corporate performance goals - revenue and adjusted non-GAAP operating margin (as defined in “Elements of Executive Compensation – Annual Cash Incentive Bonus Plan” below) - for Fiscal Year 2019 were set by the Compensation Committee at levels significantly above our Fiscal Year 2018 actual performance levels and were designed to significantly enhance stockholder value, be difficult to attain and to require substantial effort to achieve. The divisional or functional performance goals were also set by the Compensation Committee at levels difficult to attain and to require substantial effort on behalf of the division or function, and the NEO in charge of the division or function, to achieve.

•
Although revenue increased 8% over Fiscal Year 2018, our semiconductor solutions segment was negatively impacted by a broad-based slowdown in demand for semiconductor products worldwide, resulting in our revenue falling significantly below the target performance level and, as a result, in 62% attainment of the corporate performance goals under the APB Plan.

•
Despite adverse macro-economic and other conditions outside of our control during the year, the Compensation Committee elected not to adjust the challenging performance goals set for our Fiscal Year 2019 APB Plan, which significantly reduced our annual cash incentive bonus payouts for the year.

•	Nearly all of the divisional or functional performance goals unrelated to revenue met or exceeded target performance levels.

•
The Compensation Committee, following consideration of our CEO’s recommendations (other than with respect to himself), judiciously applies individual performance multipliers to recognize the extraordinary efforts of our executives despite negative market conditions or exceptional performance with respect to our corporate performance goals or an executive’s division or function results. Economic factors outside of our control, including increased tensions between the U.S. and its trading partners and the slowdown in the semiconductor industry negatively impacted our ability to achieve our corporate performance goals during Fiscal Year 2019. The Compensation Committee carefully assessed individual executives’ performance, including increased revenue year-over-year, despite these macro-economic factors, and the successful integration of CA. As such, our NEOs, other than our CEO, received individual performance multipliers of 100-130%, with those exceeding division or function targets receiving higher multipliers. Our CEO (upon approval of the independent directors), received an individual performance multiplier of 117%, resulting in a payout of 73% of his target bonus.

No Increases to Base Salaries or Target Annual Cash Incentive Bonus Opportunities. Given our focus on performance-based compensation and awards tied to long-term performance, no increases were made to NEO base salaries, and target annual cash incentive bonus opportunities under the APB Plan were set at the same levels as the prior fiscal year for all NEOs.
No Equity Awards for our CEO. No equity awards were granted to Mr. Tan during Fiscal Year 2019. He last received a long-term, multi-year PSU award in Fiscal Year 2017. This award may be earned, if at all, over two overlapping performance periods of three and four years, ending in 2020 and 2021, based on our TSR performance as compared to the S&P 500 (“Relative TSR”) over such periods. Mr. Tan will not receive another equity award until at least 2021.
Other NEO Equity Awards Consisted of a Mix of Performance-based and Service-based Awards. In December 2018, the Compensation Committee approved Multi-Year Equity Awards to our NEOs, other than our CEO, with 50% being service-based RSU awards and 50% PSU awards. Each Multi-Year Equity Award will vest on the same basis as if four annual equity grants were made on March 15 of each year, beginning in 2019. The effective grant date for each Multi-Year Equity Award was January 15, 2019. However, they have annual staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. Each grant will vest as to 25% of the shares underlying such grant on each annual anniversary of the vesting start date applicable to that grant, subject to the NEO’s continued employment with us on the relevant vesting date and attainment of any applicable performance criteria. Each PSU Award may be earned, if at all, based on our Relative TSR and absolute TSR performance over four overlapping performance periods of one, two, three and four years, commencing on the March 2nd immediately preceding the March 15th vesting start date applicable to such award and ending on each of March 1st of the first, second, third and fourth years following each of the four performance period commencement dates applicable to such awards. Our NEOs will not receive further annual equity awards until at least 2023 (Please see “Elements of Executive Compensation – Long-Term Incentive Compensation” for a detailed discussion of the Multi-Year Equity Awards).
Overview of Our Executive Compensation Program
The Compensation Committee believes that, in general, about half of our executive officers’, and more for our CEO’s, target total direct compensation should be dependent upon our performance. Accordingly, our executive compensation program is designed to reward our executive officers for producing sustainable growth in share value, consistent with our strategic plan, to align their interests with the interests of our stockholders and to attract and retain top talent.
Our annual, direct compensation consists of three principal elements:

Base Salary	Individual salaries are based on an executive’s responsibilities. Salaries are set to be competitive with market and industry norms, and to reflect individual performance.
Short-Term Incentives (STI)
The APB Plan is intended to reward the achievement of pre-established annual corporate and divisional or functional performance goals, as well as the individual contributions and performance of each executive.

In Fiscal Year 2019, our corporate performance goals were (i) revenue and (ii) adjusted non-GAAP operating income as a percentage of revenue. Pre-established attainment levels are designed to significantly enhance stockholder value, be difficult to attain and to require substantial effort to achieve.

Long-Term Incentives (LTI)
Equity awards, in the form of service-based RSU awards and PSU awards, are granted to incentivize our executives to grow sustainable, long-term stockholder value. Further, they serve as retention tools for our key executives, and are intended to reflect the value we place on their contribution to our Company.

Target Total Direct Compensation
The following charts compare the percentage breakdown of target total direct compensation for Fiscal Year 2019 for our CEO compared to our other NEOs. Target total direct compensation consists of base salary, target STI through our APB Plan, and target LTI in the form of equity awards comprised of service-based RSU awards and PSU awards based on the fair market value of the awards on the grant date. As the Fiscal Year 2019 equity awards for our NEOs, other than our CEO, were Multi-Year Equity Awards of RSUs and PSUs, which vest on the same basis as if four annual equity grants were made on March 15 each year beginning in 2019 for four successive years, the chart below only shows those service-based RSU awards and PSU awards granted January 15, 2019 that began vesting on March 15, 2019, assuming target performance level attainment. Likewise, as Mr. Tan’s Fiscal Year 2017 PSU award was a long-term, multi-year award, the chart shows the annualized value of this award which vests over four years (the term of this award), assuming target performance level attainment. Our CEO did not receive an equity award in Fiscal Year 2019.

Executive Compensation Program Governance

Best Practices We Employ		Practices We Do Not Employ
✓	Majority of CEO and other NEO compensation tied to long-term performance	X	No excessive risk taking in our incentive plan designs
✓	Performance metrics are directly tied to value creation for stockholders	X	No re-pricing of underwater stock options
✓	Caps on cash and equity incentive plan payouts	X	No excise tax gross-ups
✓	“Double trigger” change in control payments and benefits	X	No supplemental retirement or pension benefits
✓	Engagement of an independent compensation consultant	X	No guaranteed bonuses
✓	Annual risk assessment of all of our compensation programs	X	No perquisites, other than in modest amounts
✓	CEO compensation is reviewed and approved by the independent directors
Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve the following:

•	attract qualified, experienced and talented executives in a highly competitive market;

•	retain, motivate and reward these executives whose skills, knowledge and performance are critical to our on-going success;

•
encourage our executives to focus on the achievement of our corporate financial and operational performance goals by aligning their APB Plan payout to the achievement of pre-established annual corporate and divisional or functional goals, as well as the individual contributions and performance of each executive; and

•
align our executives’ interests with those of our stockholders by linking a significant portion of each executive’s target total direct compensation opportunity to returns realizable by our stockholders in the form of PSU awards that are subject to the attainment of pre-established performance-based objectives, and the rest in the form of service-based RSU awards.

Equity awards are a long-term retention tool for our key executives, intended to reflect the value we place on their expected contributions to our Company. When granting equity awards or, in the case of our CEO, when recommending an equity award to the independent directors for approval, the Compensation Committee considers each executive’s level of experience and expertise and overall value to us, as well as how much vested and unvested equity he or she then holds.
The Compensation Committee has adopted a compensation philosophy that is designed to keep our executives’ target total direct compensation competitive with that of compensation for similarly situated executives at other companies (i) in our compensation peer group and (ii) included in the third-party market salary surveys it reviews. Generally, target total cash compensation falls below the median of the competitive market whereas, in combination with equity, total direct compensation around the 75th percentile or better of the competitive market is generally viewed as desirable. However, the Compensation Committee bases its compensation decisions on the needs of our Company and an executive’s level of expertise, experience and marketability and will make exceptions to this philosophy when it determines it to be necessary or appropriate. As a result, target total direct compensation for an executive may fall outside the referenced range from time to time.
Stockholder Engagement
Each year we conduct significant stockholder outreach efforts. In Fiscal Year 2019, we contacted stockholders beneficially owning over 60% of our then outstanding shares of common stock to discuss our compensation philosophy and structure, as well as Compensation Committee actions and decisions. Our Lead Independent Director and chairperson of the Compensation Committee, Mr. Hartenstein, participated in these discussions with our largest stockholders. Topics that were discussed included:

•	senior management succession planning in particular with respect to Mr. Tan;

•	the structure of our CEO compensation; and

•	our equity compensation strategy, including our Multi-Year Equity Awards.

During these discussions, we reiterated that Mr. Tan would not receive another equity award until at least 2021 and, given the Multi-Year Equity Awards granted in Fiscal Year 2019, the other NEOs would not receive further annual equity awards until at least 2023. We discussed the structure and payout levels of the Multi-Year Equity Awards, noting, among other things, the broad distribution of equity awards to the vast majority of our employees, and that our NEOs received equity awards representing less than 2% of the common stock subject to awards granted in Fiscal Year 2019. Mr. Hartenstein also discussed our use of our stock repurchase program to manage dilution arising from the Multi-Year Equity Awards. Please see “Elements of Executive Compensation — Long-Term Incentive Compensation” on page 36 for a detailed discussion of the Multi-Year Equity Awards. These stockholders indicated that they continue to be, generally, supportive of our compensation actions and decisions and program design. In response to these discussions, we have also provided additional information regarding our senior management succession plan under “Corporate Governance — Succession Planning” on page 15. The feedback received from our stockholders was reported to both the Compensation Committee and to our Board.
Compensation Determination Process
Role of the Compensation Committee
The Compensation Committee devotes significant time throughout the year to our executive compensation program to ensure that it aligns executive pay with corporate performance and incentivizes our executives to pursue corporate financial, operational and strategic goals that will create sustainable, long-term stockholder value.
 The Compensation Committee reviews and approves the compensation for our key executives, except for our CEO, whose compensation is reviewed and approved by the independent directors of our Board based on recommendations from the Compensation Committee.
Individual Executive Compensation Assessment. In addition to market compensation data provided by its compensation consultant, the Compensation Committee (and, in the case of our CEO, the independent directors) considers the following information, among other factors, for each executive when determining his or her compensation:

•	current base salary, target APB Plan opportunities (and prior fiscal year payouts), the accumulated value of outstanding and unvested equity awards and other benefits; and

•	our CEO’s recommendation on compensation and individual performance (other than for himself), the executive’s performance and his or her importance to our Company.
This information helps the Compensation Committee and the independent directors to understand the long-term retentive elements and total compensation being delivered to our executives.
Internal Pay Parity. While we do not maintain a formal policy regarding internal pay parity, it is often considered as a factor by the Compensation Committee and the independent directors when determining compensation.
Our CEO is compensated at a higher level than our other executives because he has a significantly higher level of responsibility, accountability and experience. Mr. Tan also receives more of his target total direct compensation in the form of LTI compensation through long-term PSU awards as compared to our other executives. Given Mr. Tan’s responsibility for our overall performance, the independent directors believe that compensating him at a higher level than our other executives and weighting his total compensation more heavily toward long-term, performance-based incentive compensation is consistent with market practice, appropriately reflects his contributions and directly aligns his incentives with the interests of our stockholders.
Compensation Risk Oversight. While our Board has overall responsibility for risk oversight, each of the committees of our Board regularly assesses risk in connection with executing their responsibilities. The Compensation Committee annually reviews and discusses the risks that relate to all of our compensation policies and practices and it does not believe that our compensation policies encourage excessive or inappropriate risk taking.
Role of Compensation Consultant
In Fiscal Year 2019, Compensia provided consulting services to the Compensation Committee and the independent directors, including the preparation of separate assessments of executive and non-employee director compensation based on analyses of competitive market compensation data. In addition, the Compensation Committee relied on Compensia for periodic updates on regulatory developments and market trends related to executive and non-employee director compensation matters. Compensia does not provide any other services to us other than advising the Compensation Committee and the independent directors on compensation-related matters.

The Compensation Committee has assessed the independence of Compensia pursuant to the six independence factors set forth in the SEC and Nasdaq rules and has concluded that Compensia is independent, and that its work for the Compensation Committee does not raise any conflict of interest.
Compensation Competitive Analysis
The Compensation Committee works with Compensia to develop a meaningful compensation peer group for purposes of understanding competitive market compensation practices. This peer group is reviewed and updated annually as necessary. The peer group is used for comparative purposes only; the Compensation Committee does not benchmark any pay elements or target total direct compensation to a specific percentile.However, the Compensation Committee and, in the case of our CEO, the independent directors, target executive officers' total direct compensation to be competitive relative to the companies in our compensation peer group. Generally, target total cash compensation falls below the median of the competitive market whereas, in combination with equity, total direct compensation around the 75th percentile or better of the competitive market is generally viewed as desirable. In the absence of relevant peer group data, the Compensation Committee reviews industry-based market compensation survey data as described below.
In October 2018, the Compensation Committee approved the compensation peer group for Fiscal Year 2019, which appears below. The following selection criteria were considered when developing the compensation peer group:

•	Revenues: comparability across annual revenue, generally 0.5 to 2.0 times that of our Company;

•	Market capitalization: market capitalizations that generally fall between 0.3 to 3.0 times that of our Company; and

•	Industry: companies in semiconductor-related and other technology-focused industries having a similar scale.

Fiscal Year 2019 Peer Group
Applied Materials, Inc.	Hewlett Packard Enterprise Company	NVIDIA Corporation	Texas Instruments, Inc.
Booking Holdings	Intel Corporation	Oracle Corporation	Thermo Fisher Scientific, Inc.
Cisco Systems, Inc.	International Business Machines Corporation	PayPal Holdings, Inc.	Visa, Inc.
Cognizant Technology Solutions Corporation	Mastercard, Inc.	Qualcomm Inc.	Western Digital Corporation
DXC Technology Company	Micron Technology, Inc.	Salesforce.com, Inc.

	Percentile	Revenue ($mm)(1)	Market Capitalization ($mm)(2)
Fiscal Year 2019 Peer Group	25th Median 75th	$ 14,999 $ 20,647 $ 29,328	$ 51,822 $103,553 $176,222
Broadcom		$ 20,248	$ 93,713
	Rank	46%	37%

(1) Represents publicly reported revenue for the trailing four quarters ended July 30, 2018.
(2) As of September 7, 2018, using publicly reported data available at such date.
In October 2019, the compensation peer group was updated for Fiscal Year 2020 to reflect the growth in our revenue, market capitalization and the expected acquisition of the Symantec Business. Cognizant Technology Solutions Corporation, DXC Technology Company, Hewlett Packard Enterprise Company, and Western Digital Corporation were removed due to their revenues, market capitalizations, or industries falling outside of the selection criteria set forth above. Companies added to the compensation peer group were 3M Company, Adobe, Inc., Automatic Data Processing, Inc., Dell Technologies, Inc., and Honeywell International, Inc., which were viewed as appropriate peers because their revenues and market capitalizations better aligned with the applicable relevant selection criteria set forth above.
Where the peer group data does not provide sufficient information for a particular executive position, the Compensation Committee reviews industry-based market compensation survey data (“market survey data”) from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

Elements of Executive Compensation
The principal elements of our executive compensation program are:

•	base salary;

•	an annual cash incentive bonus plan;

•	LTI compensation in the form of equity awards, including a substantial weighting toward PSU awards;

•	severance and change in control payments and benefits; and

•	modest perquisites and other personal benefits.
Base Salary
We believe that a competitive base salary is an important element of our executive compensation program designed to attract, engage and retain our executive officers. Base salaries provide fixed, baseline compensation and are set at levels intended to reflect an executive’s individual performance throughout the prior fiscal year and level and scope of responsibility, to be within a competitive range for similar positions at the companies in our compensation peer group and/or in the market survey data, and to take into account internal pay parity among our executive officers. The Compensation Committee also reviews our economic and business conditions and outlook. The base salaries of our key executives are reviewed annually by the Compensation Committee.
Our CEO makes recommendations to the Compensation Committee with respect to base salary adjustments for our executive officers (other than himself).
The Compensation Committee also reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries. These factors include such measures as division or function performance against budget, achievement of divisional or functional goals, new product introductions and corporate strategy implementation.
As in Fiscal Year 2018, given our focus on performance-based compensation and awards tied to long-term performance, for Fiscal Year 2019, the Compensation Committee and, in the case of our CEO, the independent directors, elected to maintain the base salary for our NEOs at the same levels as the prior fiscal year.

NEO	Title	Base Salary (USD) Effective July 1, 2018	Base Salary (USD) Effective July 1, 2019	% Change
Hock E. Tan	President and Chief Executive Officer	$ 1,100,000	$ 1,100,000	0%
Thomas H. Krause Jr.	Chief Financial Officer	$ 400,000	$ 400,000	0%
Charlie B. Kawwas, Ph.D.	Senior Vice President and Chief Sales Officer	$ 488,529	$ 488,529	0%
Mark D. Brazeal	Chief Legal Officer	$ 450,000	$ 450,000	0%
Bryan T. Ingram	Senior Vice President and General Manager, Wireless Semiconductor Division	$ 592,250	$ 592,250	0%
Annual Cash Incentive Bonus Plan
We believe that a significant portion of our executive officers’ target total direct compensation should be dependent upon performance. Accordingly, we use the APB Plan to provide a performance-based annual cash incentive bonus opportunity for our executive officers. The APB Plan is designed to encourage and motivate our CEO to achieve our overall corporate goals for the fiscal year and our other executive officers to achieve both corporate and divisional or functional goals, and to drive positive contributions to our Company’s growth and performance.
Each executive officer is annually assigned a specified target annual cash incentive bonus opportunity under the APB Plan, expressed as a percentage of his or her base salary. The Compensation Committee considers the compensation peer group data and market survey data as one factor in determining an executive officer’s target annual cash incentive bonus opportunity and, in the case of our CEO, its recommendation to the independent directors. In addition, the Compensation Committee determines or, in the case of our CEO, recommends to the independent directors for approval, target annual cash incentive bonus opportunities based on such additional factors as an executive’s experience in his or her role with us and his or her level of responsibility, which the Compensation Committee believes directly correlates to his or her ability to influence corporate and operational results.
Fiscal Year 2019 APB Plan. The target annual cash incentive bonus opportunities for our NEOs for Fiscal Year 2019 remained the same as the prior fiscal year.

NEO	APB Plan Target Bonus (as a % of base salary)
Hock E. Tan	150%
Thomas H. Krause Jr.	75%
Charlie B. Kawwas, Ph.D.	75%
Mark D. Brazeal	60%
Bryan T. Ingram	100%
Annual cash incentive bonuses under the APB Plan are calculated as follows:

Bonuses under the APB Plan are payable to our NEOs in cash, with the exception of our CEO in certain circumstances. In the event the independent directors assign our CEO an individual performance multiplier (discussed in more detail below) greater than 100%, they may elect to pay the difference between the dollar amount of our CEO’s actual annual cash incentive bonus payout and the dollar amount of his annual cash incentive bonus payout calculated using a performance factor of 100% in the form of an equity award. The type and terms of any such equity award are determined by the independent directors. The independent directors believe that this feature gives them the flexibility to further incentivize our CEO to focus on our mid-term to long-term performance and to further provide for value creation for our stockholders, to more closely align our CEO’s interests with those of our stockholders generally, and to provide additional retention incentive to our CEO.
Corporate Performance Components
The corporate performance goals for the Fiscal Year 2019 APB Plan were:

•	revenue threshold attainment level set at $23,171 million, target set at $24,390 million and maximum set at $25,610 million; and

•
adjusted non-GAAP operating income as a percentage of revenue, referred to as “adjusted non-GAAP operating margin,” threshold attainment level set at 52.5%, target set at 53.5% and maximum set at 55.5%.

These performance attainment levels were established by the Compensation Committee, based on the recommendation of our CEO, and approved by the independent directors. The target levels were set significantly above our Fiscal Year 2018 actual performance levels and were designed to significantly enhance stockholder value, be difficult to attain and to require substantial effort to achieve. Each goal carried an equal weighting of 50% of the corporate performance component.
Divisional or Functional Performance Components
The Compensation Committee, following consideration of our CEO’s recommendations, determined an executive officer’s divisional or functional goals and set their weightings based on its assessment of the business requirements of the particular division or function to which the goals related and the relative importance of the goals to the division or function. Each divisional or functional goal was set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division or function, and the NEO in charge of the division or function, to achieve. The table below under “Fiscal Year 2019 APB Plan Attainment and Payout Amounts” sets forth the divisional and functional goals for Fiscal Year 2019.
Individual Performance Multiplier
The final payouts under the APB Plan included the effect of a non-subjective individual performance multiplier applied judiciously to recognize the extraordinary efforts of our executives despite negative market conditions or exceptional performance with respect to our corporate goals or an executive’s division or function results. Each individual NEO’s performance multiplier (other than our CEO’s) is approved by the Compensation Committee based, in part, on the recommendations of our CEO and by the independent directors in the case of our CEO with input from the Compensation Committee. In evaluating individual performance to determine the applicable multiplier, the Compensation Committee considers the requirements of the NEO’s position, including the achievement of the corporate, divisional or functional goals, fiscal responsibility as determined by the Compensation Committee with input from our CEO, the NEO’s senior leadership ability, and how each of these factors impact the overall performance of the Company or the NEO’s division or function, as applicable. Based on each NEO’s contribution to our Company’s performance and their respective division or function’s levels of performance, the Compensation Committee or, in the case of our CEO, the independent directors, assigns each NEO an individual performance multiplier of between 50% and 150%. NEOs who consistently meet or exceed the requirements of their position, as determined by the Compensation Committee, receive an individual performance multiplier of between 100% and 150%. NEOs who meet some, but not all, of the requirements of their position or for whom the Compensation Committee believes that improvement is needed receive a bonus multiplier of between 50% and 100%.
Fiscal Year 2019 APB Plan Attainment
In December 2019, the Compensation Committee and the independent directors reviewed our actual performance for Fiscal Year 2019 to determine the level of achievement for the corporate performance goals and the divisional or functional goals, and to assign an individual performance multiplier for each of our executives.
Corporate Performance Component
For Fiscal Year 2019, we achieved revenue of $22,597 million, which, while an 8% improvement over Fiscal Year 2018, was below the pre-established threshold attainment level of performance. Adjusted non-GAAP operating margin was 54.4%, which was above the pre-established target attainment levels of performance. The Compensation Committee elected not to adjust the corporate performance goals established for our Fiscal Year 2019 APB Plan despite adverse macro-economic and other conditions outside of our control in the year, which significantly reduced our annual cash incentive bonus payouts compared to Fiscal Year 2018. See Appendix A for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

Revenue Performance Goal Attainment
Fiscal Year 2018 APB Plan Adjusted Non-GAAP Revenue Achieved (in millions)	Fiscal Year 2019 Revenue Threshold Attainment Level (in millions)	Fiscal Year 2019 Revenue Target Attainment Level (in millions)	Fiscal Year 2019 Revenue Maximum Attainment Level (in millions)	Fiscal Year 2019 Revenue Achieved (in millions)
$20,943	$23,171	$24,390	$25,610	$22,597

Non-GAAP Operating Margin Performance Goal Attainment
Fiscal Year 2018 APB Plan Adjusted Non-GAAP Operating Margin Achieved	Fiscal Year 2019 Adjusted Non-GAAP Operating Margin Threshold Attainment Level	Fiscal Year 2019 Adjusted Non-GAAP Operating Margin Target Attainment Level	Fiscal Year 2019 Adjusted Non-GAAP Operating Margin Maximum Attainment Level	Fiscal Year 2019 Non-GAAP Operating Income Achieved (in millions)	Provisions or Accruals for Anticipated Payouts Under APB Plan (in millions)	Fiscal Year 2019 Adjusted Non- GAAP Operating Income Achieved (in millions)	Fiscal Year 2019 Adjusted Non-GAAP Operating Margin Achieved
52.6%	52.5%	53.5%	55.5%	$11,929	$373	$12,302	54.4%

Corporate Performance Attainment Level
Corporate Performance Goals	Actual Fiscal Year 2019 Performance (in millions)	As a % of Target Attainment	Weight	Weighted Attainment
Revenue	$22,597	0%	50%	0%
Adjusted non-GAAP Operating Margin	54.4%	125%	50%	62%
Total Attainment				62%
Divisional or Functional Performance Components
The Compensation Committee determined each NEO’s divisional or functional performance percentage based on the actual level of achievement of the pre-established goals by the division or function overseen by him or her. In December 2019, the Compensation Committee determined that the NEO’s divisional or functional goals had been achieved at the levels set forth in the table below under “Fiscal Year 2019 APB Plan Attainment and Payout Amounts”.

Individual Performance Multiplier
When assessing the performance of our NEOs, the Compensation Committee noted that macro-economic conditions, including a broad-based slowdown in demand for semiconductor products worldwide, negatively impacted our operating results. The Compensation Committee determined that, despite the macro-economic back drop, individual NEOs still performed well, which resulted in increased revenue year-over-year, increased non-GAAP operating margin and the successful integration of CA. The Compensation Committee, with input from our CEO, determined that each of our NEOs (other than our CEO) should receive an individual performance multiplier of 100-130% for those exceeding division or function targets receiving higher multipliers.
The independent directors, based upon the recommendation of the Compensation Committee, determined that Mr. Tan should receive an individual performance multiplier of 117% for his performance in delivering strong financial and operational results, despite the macro-economic factors outside our Company’s control, including the increase tension between the U.S. and its trading partners and the broad-based slowdown in the semiconductor industry, resulting in a payout of 73% of his target bonus.
Fiscal Year 2019 APB Plan Attainment and Payout Amounts
Each of the corporate and divisional or functional goals for our NEOs, and their respective weighting is set forth in the following table.

Name	Bonus Target Percent	Fiscal Year 2019 Bonus Goals	Fiscal Year 2019 Bonus Achievement	Fiscal Year 2019 Payout Amount in Dollars (USD) and as a Percentage of Base Salary Paid(1)
Hock E. Tan	150%	Revenue (50%)	0%
President and Chief Executive Officer		Adjusted non-GAAP Operating Margin (50%)	125%
		Fiscal Year 2019 Attainment	62%	$ 1,202,281	109.3%
Thomas H. Krause Jr.	75%	Revenue (25%)	0%
Chief Financial Officer		Adjusted non-GAAP Operating Margin (25%)	125%
		Direct Expenses (50%)(2)	120%
		Fiscal Year 2019 Attainment	91%	$ 355,443	88.9%
Charlie B. Kawwas, Ph.D.	75%	Revenue (25%)	0%
Senior Vice President and Chief Sales Officer		Adjusted non-GAAP Operating Margin (25%)	125%
		Product Revenue (15%)	0%
		Bookings (12.5%)	111%
		Design Wins (12.5%)	134%
		Direct Expenses (10%)(2)	120%
		Fiscal Year 2019 Attainment	74%	$ 351,418	71.9%
Mark D. Brazeal	60%	Revenue (25%)	0%
Chief Legal Officer		Adjusted non-GAAP Operating Margin (25%)	125%
		Direct Expenses (50%)(2)	100%
		Fiscal Year 2019 Attainment	81%	$ 285.436	63.4%
Bryan T. Ingram	100%	Revenue (25%)	0%
Senior Vice President and General Manager, Wireless Semiconductor Division (WSD)		Adjusted non-GAAP Operating Margin (25%)	125%
		WSD Revenue (25%)	0%
		WSD Operating Margin (25%)	59%
		Fiscal Year 2019 Attainment	46%	$ 271,299	45.8%

(1)    Includes the quantitative effect of our NEOs’ applicable individual performance multiplier.
(2)    Represents direct expenses of the division or function, as applicable.
Discretionary Cash Bonuses
Each year, the Compensation Committee may supplement the APB Plan payout earned by our NEOs with discretionary cash bonuses that are awarded based on our CEO’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions. Discretionary cash bonuses were not awarded to our NEOs for Fiscal Year 2019.

Long-Term Incentive Compensation
Our equity awards serve as a long-term retention tool for our executives and are intended to reflect the value we place on their contribution to our Company. The philosophy behind our equity awards is to provide each executive with a strong incentive to remain with, and build value in, us over an extended period of time. The Compensation Committee believes that a combination of service-based RSU awards and PSU awards promotes these objectives. This combination provides an element of certainty of value from their service-based RSU awards, while motivating the executives to improve performance and maximize our TSR, thereby more closely aligning their interests with those of our stockholders generally, through the PSU awards.
The Compensation Committee has historically granted equity awards under our annual equity program to our NEOs, other than our CEO, in March of each year, with 50% of the awards granted in the form of service-based RSU awards and 50% granted in the form of PSU awards.
However, in December 2018, the Compensation Committee approved a broad-based program granting Multi-Year Equity Awards to eligible employees, including our NEOs, other than our CEO. Fifty percent of each Multi-Year Equity Award granted to an NEO is in the form of a service-based RSU award and 50% in the form of a PSU award. Each Multi-Year Equity Award will vest on the same basis as if four annual equity grants were made on March 15 of each year, beginning in 2019.
The effective grant date for each Multi-Year Equity Award was January 15, 2019. However, the Multi-Year Equity Awards have annual staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. Each award will vest as to 25% of the shares underlying such award on each annual anniversary of the vesting start date applicable to that grant, subject to the NEO’s continued employment with us on the relevant vesting date and attainment of any applicable performance criteria.
No further annual equity awards will be granted to our NEOs until at least 2023. Our CEO did not receive a Multi-Year Equity Award and will not receive another equity award until at least 2021.
PSU Awards
To continue to closely align our NEOs’ interests with those of our stockholders, 50% of the Multi-Year Equity Awards granted to our NEOs were PSU awards that are earned based on our Relative TSR and absolute TSR performance, each over four overlapping performance periods, commencing on March 2nd immediately preceding the March 15th vesting start date applicable to such award and ending on March 1st of the first, second, third, and fourth years following the performance period commencement date. As discussed above, the Multi-Year Equity Awards have staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. The number of shares of common stock that may be earned is capped at 25% of the target number of shares subject to the applicable PSU award for each of the first three performance periods. In the aggregate, each NEO may earn up to 200% of the total target number of shares of common stock subject to the applicable PSU award, if at the end of the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative.
The PSU awards vest on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment with us on the relevant vesting date. Within 60 days after the end of each performance period, the Compensation Committee will determine the number of shares of common stock earned based on our Relative TSR over the performance period expressed as a percentile as follows:

•	Relative TSR less than the 25th percentile, no shares will be earned for that performance period.

•	Relative TSR at the 25th percentile, 50% of the target number of shares subject to that performance period will be earned.

•	Relative TSR at the 50th percentile, 100% of the target number of shares subject to that performance period will be earned.

•	For the fourth performance period:

◦	Relative TSR greater than 50th but less than 75th percentile, between 100% and 200% of the total number of the target shares subject to the award will be earned.

◦	Relative TSR at or greater than 75th percentile, 200% of the total number of the target shares subject to the award will be earned.

◦	In the aggregate, the maximum payout over four years is 200% of the total target number of shares.

•	If our absolute TSR for the fourth performance period is negative, maximum payout over four years is 100% of the total target number of shares.

•	If the Relative TSR is between two of the percentile levels, the number of shares earned will be determined using linear interpolation.
The number of shares earned will be determined by multiplying the target number of shares subject to the performance period (25% of the total target number of shares) by an achievement factor (the “Achievement Factor”). The Achievement Factor is based on our Relative TSR for the performance period. For the fourth performance period the Achievement Factor is based on our Relative TSR, as well as the sum of the Achievement Factors for the first three performance periods (the “Prior Achievement Sum”). However, if our absolute TSR is negative for the fourth performance period, then the maximum number of shares of common stock that may be earned is 100% of the total target number of shares.

Relative TSR	TSR Achievement Factor
Performance Periods 1, 2 and 3
At the 50th Percentile of the S&P 500	1
At the 25th Percentile of the S&P 500	0.5
Below the 25th Percentile of the S&P 500	0
Performance Period 4
At the 75th Percentile of the S&P 500	Absolute TSR Negative = 4 less the Prior Achievement Sum Absolute TSR Neutral or Positive = 8 less the Prior Achievement Sum
At the 50th Percentile of the S&P 500	4 less the Prior Achievement Sum
At the 25th Percentile of the S&P 500	Prior Achievement Sum greater than or equal to 1.5 = 0.5 Prior Achievement Sum less than 1.5 = 2 less the Prior Achievement Sum
Below the 25th Percentile of the S&P 500	0
The following table below sets forth the Multi-Year Equity Awards granted to our NEOs in Fiscal Year 2019.

	January 2019
	PSUs (Maximum Number of Shares)(1)(2)				Service-Based RSUs (Number of Shares)(2)
NEO	Award 1	Award 2	Award 3	Award 4	Award 1	Award 2	Award 3	Award 4
Thomas H. Krause Jr.	20,000	20,000	20,000	20,000	10,000	10,000	10,000	10,000
Charlie B. Kawwas, Ph.D.	20,000	20,000	20,000	20,000	10,000	10,000	10,000	10,000
Mark D. Brazeal	15,000	15,000	15,000	15,000	7,500	7,500	7,500	7,500
Bryan T. Ingram	15,000	15,000	15,000	15,000	7,500	7,500	7,500	7,500

(1)	Represents the maximum number of shares of common stock that may be earned. The target number of shares that may be earned is 50% of this amount.

(2)	The vesting start date for Award 1, Award 2, Award 3 and Award 4 are March 15, 2019, 2020, 2021 and 2022, respectively.
PSU Awards Earned for the 2017-2019 and 2018-2019 Performance Periods
The PSU awards granted to our NEOs (other than our CEO) in each of Fiscal Year 2017 and Fiscal Year 2018 are subject to four overlapping performance periods. Following completion of each performance period, the Compensation Committee determines the Relative TSR attained for the completed performance period and the share earned under the applicable PSU award, calculated in accordance with the following formula.

The Fiscal Year 2017 PSU awards are subject to four overlapping performance periods ending on each of March 14th of 2018, 2019, 2020 and 2021. The table below sets forth the Relative TSR attainment and the number of shares earned under the PSU award for each completed performance period, as determined by the Compensation Committee.

Performance Period	2017-2018	2017-2019
Relative TSR Attainment	57th Percentile	67th Percentile
Percentage of Target Shares Earned	100%	100%
Thomas H. Krause, Jr.	3,125 shares	3,125 shares
Charlie B. Kawwas, Ph.D.	3,125 shares	3,125 shares
Mark D. Brazeal	3,125 shares	3,125 shares
Bryan T. Ingram	3,125 shares	3,125 shares

The Fiscal Year 2018 PSU awards are subject to four overlapping performance periods ending on each of March 1st of 2019, 2020, 2021 and 2022. The table below sets forth the Relative TSR attainment and the number of shares earned under the PSU award for each complete performance period, as determined by the Compensation Committee.

Performance Period	2018-2019
Relative TSR Attainment	71st Percentile
Percentage of Target Shares Earned	100%
Thomas H. Krause, Jr.	2,000 shares
Charlie B. Kawwas, Ph.D.	1,875 shares
Mark D. Brazeal	1,675 shares
Bryan T. Ingram	1,875 shares

Additional Compensation Practices and Policies
Employee Stock Purchase Plan
Executives employed by our participating subsidiaries, including all of our NEOs, may also participate in our ESPP. Our ESPP provides eligible employees with the opportunity to acquire our shares of our common stock through periodic payroll deductions, at a 15% discount, based on a six-month “look-back” period. Our ESPP is structured in the U.S. as a qualified employee stock purchase plan under Section 423 of the Code. Our ESPP requires participants to hold their purchased shares of common stock for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares of common stock become freely tradable, subject to applicable securities laws and our insider trading policy.

Severance and Change in Control Benefits
The Compensation Committee believes that severance and change in control arrangements are important parts of the overall compensation program for our NEOs. Severance arrangements provide a stable work environment and are used primarily to attract, retain and motivate individuals with the requisite experience and ability to drive our success. Change in control provisions help to secure the continued employment and dedication of our NEOs, to reduce any concern that they might have regarding their own continued employment prior to or following a change in control of our Company and to promote continuity of management during a corporate transaction.
Except as discussed below, each of our NEOs is eligible for severance and change in control payments and benefits under his or her respective severance benefits agreement with us. The Compensation Committee provides such payments and benefits to our NEOs based on its review of severance practices at the companies in our compensation peer group and as the result of arms’ length negotiations at the time our NEOs enter into employment with us, when they are requested to take on additional responsibilities, or from time to time if deemed necessary or desirable to achieve parity with other NEOs or otherwise.
Our NEOs are entitled to severance payments and other benefits upon termination of employment without “cause” or for “good reason” (as each of those terms is defined in the applicable agreement) or in the event of permanent disability (a “qualifying termination”). In the event of a qualifying termination not involving a change in control of our Company, the severance benefits agreements generally provide for continued base salary (12 months in the case of Mr. Tan and nine months in the case of our other NEOs), an annual cash incentive bonus payment (100% in the case of Mr. Tan and 50% in the case of our other NEOs) and, other than in the case of Mr. Tan, health benefits continuation coverage (for six months).
In the event of a qualifying termination within 12 months following a change in control of our Company (or in the case of Mr. Tan, three months before or 12 months following such a change in control) (a “CIC qualifying termination”), the severance benefits agreements generally provide for continued base salary (24 months in the case of Mr. Tan and 12 months in the case of our other NEOs), an annual cash incentive bonus payment (200% in the case of Mr. Tan and 100% in the case of our other NEOs) and, other than in the case of Mr. Tan, health benefits continuation coverage (for 12 months).
In the event of a CIC qualifying termination, the severance benefits agreements also provide for acceleration of vesting of all outstanding service-based equity awards and acceleration of vesting of outstanding performance-based equity awards based on actual performance. Vesting of the equity awards held by our NEOs will only accelerate following a CIC qualifying termination of employment, which is commonly referred to as a “double trigger” provision. We believe our double trigger change in control arrangements protects stockholder value by allowing us the opportunity to deliver a motivated management team to any potential acquirer. If we did not offer any such change in control arrangements, our NEOs could be less motivated to pursue a potential acquisition even if such a transaction would benefit our stockholders, due to the possibility that they would lose the potential value of their unvested equity compensation upon an acquisition.
For a summary of the material terms and conditions of these arrangements, as well as an estimate of the post-employment payments and benefits that our NEOs are eligible to receive, see “Severance and Change in Control Agreements with Named Executive Officers; Death and Permanent Disability Policies” below.
Transition and Separation Agreement – Mr. Ingram
Mr. Ingram will retire from Broadcom and pursue other activities effective March 20, 2020 (the “Separation Date”). In order to ensure an orderly transition of his responsibilities, we entered into a transition and separation agreement with Mr. Bryan Ingram on September 11, 2019 (the “Transition and Separation Agreement”), pursuant to which Mr. Ingram stepped down from his role as Senior Vice President and General Manager, Wireless Semiconductor Division and an officer of Broadcom on November 3, 2019, but will remain available until the Separation Date to provide transition services to our Company and his successor. Mr. Ingram’s outstanding equity awards will continue to vest pursuant to their terms until the Separation Date and any equity awards that are unvested on the Separation Date will be forfeited. Mr. Ingram remains eligible to receive his bonus under the Fiscal Year 2019 APB Plan, however he is not eligible to receive a bonus for Fiscal Year 2020 and, effective as of September 11, 2019, is no longer entitled to any severance benefits.
Other Compensation
The Compensation Committee provides modest perquisites and other personal benefits to our executives on a case-by-case basis. Typically, the Compensation Committee will provide a perquisite to an executive in limited circumstances, such as where it believes that such benefit is appropriate to assist him or her in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes. In Fiscal Year 2019, Mr. Tan received reimbursement for travel to his residence in Pennsylvania and a car service for business-related travel in the San Francisco Bay Area, both of which were approved by the independent directors. For additional information on the perquisites and other personal benefits provided to Mr. Tan in Fiscal Year 2019, see the “Fiscal Year 2019 Summary Compensation Table” below.
Accounting and Tax Considerations
While the Compensation Committee and our Board generally consider the accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically.
Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our CEO, our CFO, any employee who is one of the top three highest compensated executive officers for the tax year; or for any employee who was a covered employee for any preceding taxable year beginning after December 31, 2016 (referred to as “covered employees”). Further, since the enactment of tax reform legislation on December 22, 2017 (the “2017 Tax Reform Act”), “qualified performance-based compensation” is exempt from this $1 million limitation only if payable pursuant to a written binding contract in effect on November 2, 2017 (and that has not subsequently been materially modified). The Compensation Committee and, in the case of our CEO, the independent directors have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. As a result of the 2017 Tax Reform Act, a deduction for any compensation paid to our NEOs in excess of $1 million is disallowed.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with members of management the Compensation Discussion and Analysis section included in this proxy statement, as required by Item 402(b) of Regulation S-K. Based upon such review and related discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the Company’s 2020 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2019.
Submitted by the Compensation Committee of the Board of Directors on January 28, 2020:
Eddy W. Hartenstein, Chairperson
Diane M. Bryant
Check Kian Low
Peter Marks

EXECUTIVE COMPENSATION
Fiscal Year 2019 Summary Compensation Table
The following table sets forth information about compensation earned by our NEOs during Fiscal Years 2019, 2018 and 2017. Our NEOs consist of our CEO, our CFO, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2019.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Hock E. Tan	2019	1,100,000	0	0	1,202,281	64,607(3)	2,366,888
President and Chief Executive Officer	2018	1,121,154	0	0	3,855,288	66,495	5,042,937
	2017	1,100,000	0	98,322,843	3,712,500	75,820	103,211,163

Thomas H. Krause Jr.	2019	400,000	0	17,073,150	355,443	16,800(4)	17,845,393
Chief Financial Officer	2018	407,692	200,000	6,168,190	541,042	16,500	7,333,425
	2017	400,000	100,000	10,101,125	520,888	16,200	11,138,213

Charlie B. Kawwas, Ph.D.	2019	488,529	0	17,073,150	351,418	16,800(4)	17,929,897
Senior Vice President and Chief Sales Officer	2018	497,924	200,000	5,860,388	686,715	16,500	7,261,527
	2017	488,529	0	7,322,750	672,688	16,200	8,500,167

Mark D. Brazeal	2019	450,000	0	12,804,863	285,436	16,800(4)	13,557,099
Chief Legal Officer	2018	458,654	100,000	4,747,443	492,075	19,200	5,817,372
	2017	268,269	0	5,906,188	243,935	12,462	6,430,854

Bryan T. Ingram	2019	592,250	0	12,804,863	271,299	16,800(4)	13,685,212
Senior Vice President and General Manager, Wireless Semiconductor Division	2018	603,640	0	5,860,388	1,080,171	16,500	7,560,699
	2017	592,250	0	7,322,750	1,145,780	16,200	9,076,980

(1)
Represents the grant date fair value of service-based RSU awards and PSU awards, determined in accordance with ASC 718. Although the Multi-Year Equity Awards have four staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022, under ASC 718 we are required to include the grant date fair value of all the Multi-Year Equity Awards in Fiscal Year 2019. As the PSU awards are not subject to performance conditions as defined under ASC 718, the maximum grant date fair values for such awards do not differ from the fair values presented in this table. The amounts in this column do not reflect compensation actually received by the NEOs or the actual value that may be recognized by the NEO. For a discussion of the valuation assumptions used in the calculations, see Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2019 Annual Report filed with the SEC on December 20, 2019.

(2)
Represents amounts paid under the APB Plan for each fiscal year. Please see the plan description in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonus Plan” above.

(3)	Represents $7,888 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania, a $16,800 Section 401(k) employer matching contribution and $39,919 for car service.

(4)	Represents Section 401(k) employer matching contributions.

Fiscal Year 2019 Supplemental Summary Compensation Data
The Summary Compensation Table above is prepared in accordance with SEC requirements and presents the grant date fair value under ASC 718 of all of the Multi-Year Equity Awards granted in Fiscal Year 2019, even though these awards have four staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. The value of each of the four staggered components of these Multi-Year Equity Awards was intended to approximate the value of an annual grant, consistent with the company’s historical practices. Only one quarter of the Multi-Year Equity Awards have a vesting start date in Fiscal Year 2019. The table below sets forth the same summary compensation information as the Summary Compensation Table above, other than in the “Stock Awards” column, which shows only the grant date fair value under ASC 718 of the portion of the Multi-Year Equity Awards with a vesting start date in Fiscal Year 2019, and the resulting effect on the total compensation presented in the “Total” column.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Hock E. Tan	2019	1,100,000	0	0	1,202,281	64,607	2,366,888
President and Chief Executive Officer	2018	1,121,154	0	0	3,855,288	66,495	5,042,937
	2017	1,100,000	0	98,322,843	3,712,500	75,820	103,211,163

Thomas H. Krause Jr.	2019	400,000	0	4,713,700	355,443	16,800	5,485,943
Chief Financial Officer	2018	407,692	200,000	6,168,190	541,042	16,500	7,333,425
	2017	400,000	100,000	10,101,125	520,888	16,200	11,138,213

Charlie B. Kawwas, Ph.D.	2019	488,529	0	4,713,700	351,418	16,800	5,570,447
Senior Vice President and Chief Sales Officer	2018	497,924	200,000	5,860,388	686,715	16,500	7,261,527
	2017	488,529	0	7,322,750	672,688	16,200	8,500,167

Mark D. Brazeal	2019	450,000	0	3,535,275	285,436	16,800	4,287,511
Chief Legal Officer	2018	458,654	100,000	4,747,443	492,075	19,200	5,817,372
	2017	268,269	0	5,906,188	243,935	12,462	6,430,854

Bryan T. Ingram	2019	592,250	0	3,535,275	271,299	16,800	4,415,624
Senior Vice President and General Manager, Wireless Semiconductor Division	2018	603,640	0	5,860,388	1,080,171	16,500	7,560,699
	2017	592,250	0	7,322,750	1,145,780	16,200	9,076,980

Fiscal Year 2019 Grants of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards during Fiscal Year 2019 to each of our NEOs. All equity awards were granted under the 2009 Plan, unless otherwise noted, and represent the Multi-Year Equity Awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Approval Date(1)	Grant Date(1)	Vesting Start Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target(5) (#)	Maximum (#)
Hock E. Tan				206,250	1,650,000	3,712,500
Thomas H. Krause Jr.				18,750	300,000	675,000
	12/4/2018	1/15/2019	3/15/2019				1,250	10,000	20,000		2,757,600
	12/4/2018	1/15/2019	3/15/2020				1,250	10,000	20,000		2,631,600
	12/4/2018	1/15/2019	3/15/2021				1,250	10,000	20,000		2,511,400
	12/4/2018	1/15/2019	3/15/2022				1,250	10,000	20,000		2,396,750
	12/4/2018	1/15/2019	3/15/2019							10,000	1,956,100
	12/4/2018	1/15/2019	3/15/2020							10,000	1,791,500
	12/4/2018	1/15/2019	3/15/2021							10,000	1,611,200
	12/4/2018	1/15/2019	3/15/2022							10,000	1,417,000
Charlie B. Kawwas, Ph.D.				9,160	366,397	824,393
	12/4/2018	1/15/2019	3/15/2019				1,250	10,000	20,000		2,757,600
	12/4/2018	1/15/2019	3/15/2020				1,250	10,000	20,000		2,631,600
	12/4/2018	1/15/2019	3/15/2021				1,250	10,000	20,000		2,511,400
	12/4/2018	1/15/2019	3/15/2022				1,250	10,000	20,000		2,396,750
	12/4/2018	1/15/2019	3/15/2019							10,000	1,956,100
	12/4/2018	1/15/2019	3/15/2020							10,000	1,791,500
	12/4/2018	1/15/2019	3/15/2021							10,000	1,611,200
	12/4/2018	1/15/2019	3/15/2022							10,000	1,417,000
Mark D. Brazeal				16,875	270,000	607,500
	12/4/2018	1/15/2019	3/15/2019				937	7,500	15,000		2,068,200
	12/4/2018	1/15/2019	3/15/2020				937	7,500	15,000		1,973,700
	12/4/2018	1/15/2019	3/15/2021				937	7,500	15,000		1,883,550
	12/4/2018	1/15/2019	3/15/2022				937	7,500	15,000		1,797,563
	12/4/2018	1/15/2019	3/15/2019							7,500	1,467,075
	12/4/2018	1/15/2019	3/15/2020							7,500	1,343,625
	12/4/2018	1/15/2019	3/15/2021							7,500	1,208,400
	12/4/2018	1/15/2019	3/15/2022							7,500	1,062,750
Bryan T. Ingram				37,016	592,250	1,332,563
	12/4/2018	1/15/2019	3/15/2019				937	7,500	15,000		2,068,200
	12/4/2018	1/15/2019	3/15/2020				937	7,500	15,000		1,973,700
	12/4/2018	1/15/2019	3/15/2021				937	7,500	15,000		1,883,550
	12/4/2018	1/15/2019	3/15/2022				937	7,500	15,000		1,797,563
	12/4/2018	1/15/2019	3/15/2019							7,500	1,467,075
	12/4/2018	1/15/2019	3/15/2020							7,500	1,343,625
	12/4/2018	1/15/2019	3/15/2021							7,500	1,208,400
	12/4/2018	1/15/2019	3/15/2022							7,500	1,062,750

(1)
The approval date represents the date on which the award was approved by the Compensation Committee or the independent directors, as applicable. The grant date is the date on which the award became effective.

(2)
Represents potential payouts under the APB Plan for Fiscal Year 2019. Target bonus amount for Fiscal Year 2019 were as follows: Mr. Tan 150%, Mr. Krause 75%, Dr. Kawwas 75%, Mr. Brazeal 60% and Mr. Ingram 100%, as a percentage of base salary. The threshold amount for Mr. Tan was 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for each of Messrs. Krause, Brazeal and Ingram was 6.25% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 25% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Dr. Kawwas was 2.5% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 10% of the target for such goal and with the individual performance multiplier set at target 50%. The maximum bonus payable was 225% of the target bonus amount for Mr. Tan, which assumes maximum (150%) performance for each corporate goal and with the individual performance multiplier set at 150%. The maximum bonus payable was 225% of the target bonus amount for Messrs. Krause, Brazeal and Ingram, and Dr. Kawwas, which assumes maximum (150%) performance for (i) each corporate goal and (ii) each divisional or functional goal and with the maximum individual performance multiplier set at 150%.

(3)
Represents the four service-based RSU Multi-Year Equity Awards granted in January 2019, which vest at a rate of 25% per year on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment with us through the relevant vesting date. The vesting start dates are March 15, 2019, 2020, 2021 and 2022.

(4)
Represents the grant date fair value of the equity awards, as determined in accordance with ASC 718. For a discussion of the valuation assumptions used in the calculations, see Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2019 Annual Report filed with the SEC on December 20, 2019.

(5)
Represents the four PSU Multi-Year Equity Awards granted in January 2019, which will vest at a rate of 25% per year on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment with us through the relevant vesting date and subject to the achievement of specified performance goals over each performance period, as determined by the Compensation Committee within 60 days following the end of each performance period. The Multi-Year Equity Awards have staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. The performance criteria is based on our Relative TSR over four performance periods beginning on the March 2nd immediately prior to the applicable vesting start date and ending on the immediately following March 1st. The number of shares of common stock that may be earned is capped at one-quarter of the target number of shares of common stock for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares of common stock for each PSU award, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled.

Fiscal Year 2019 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about share options and RSU awards outstanding on November 3, 2019, the last day of Fiscal Year 2019, held by each of our NEOs.

		Option Awards(1)				Restricted Share Unit Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Units of Stock (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Multi-Year Equity Award Vest Start Date
Hock E. Tan	9/13/2013	1,229,166	—	38.99	9/12/2020	—	—	—	—
	1/2/2014	750,000	—	52.65	1/1/2021	—	—	—	—
	12/15/2016	—	—			3,004(3)	890,956	—	—
	6/15/2017	—	—			—	—	756,000(4)	224,222,040

Thomas H. Krause Jr.	3/15/2016	—	—			2,500(3)	741,475	—	—
	3/15/2016	—	—			2,500(5)	741,475	—	—
	11/15/2016	—	—			5,000(3)	1,482,950	—	—
	11/15/2016	—	—			5,000(5)	1,482,950	—	—
	12/15/2016	—	—			2,500(3)	741,475	—	—
	3/15/2017	—	—			6,250(3)	1,853,688	18,750(6)	5,561,063
	12/15/2017	—	—			3,750(3)	1,112,213	—	—
	3/15/2018	—	—			6,000(3)	1,779,540	14,000(7)	4,152,260
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2019
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2020
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2021
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2022

Charlie B. Kawwas, Ph.D.	6/10/2014	20,000	—	71.86	6/9/2021	—	—	—	—
	12/15/2015	—	—			750(3)	222,443	—	—
	3/15/2016	—	—			3,750(3)	1,112,213	—	—
	3/15/2016	—	—			3,750(5)	1,112,213	—	—
	12/15/2016	—	—			2,500(3)	741,475	—	—
	3/15/2017	—	—			6,250(3)	1,853,688	18,750(6)	5,561,063
	12/15/2017	—	—			3,750(3)	1,112,213	—	—
	3/15/2018	—	—			5,625(3)	1,668,319	13,125(7)	3,892,744
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2019
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2020
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2021
	1/15/2019	—	—			10,000(9)	2,965,900	10,000(10)	2,965,900	3/15/2022

Mark D. Brazeal	4/15/2017	—	—			6,250(3)	1,853,688	18,750(8)	5,561,063
	12/15/2017	—	—			2,250(3)	667,328	—	—
	3/15/2018	—	—			4,875(3)	1,445,876	11,375(7)	3,373,711
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2019
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2020
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2021
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2022

		Option Awards(1)				Restricted Share Unit Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Units of Stock (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Multi-Year Equity Award Vest Start Date
Bryan T. Ingram	12/15/2015	—	—			1,000(3)	296,590	—	—
	3/15/2016	—	—			2,500(3)	741,475	—	—
	3/15/2016	—	—			2,500(5)	741,475	—	—
	12/15/2016	—	—			2,500(3)	741,475	—	—
	3/15/2017	—	—			6,250(3)	1,853,688	18,750(6)	5,561,063
	12/15/2017	—	—			3,750(3)	1,112,213	—	—
	3/15/2018	—	—			5,625(3)	1,668,319	13,125(7)	3,892,744
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2019
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2020
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2021
	1/15/2019	—	—			7,500(9)	2,224,425	7,500(10)	2,224,425	3/15/2022

(1)	The awards shown in these columns are awards granted under our 2009 Plan unless otherwise noted.

(2)
The amounts shown in this column represent the number of shares of common stock that have not vested multiplied by $296.59, the closing price per share of common stock on November 1, 2019, the last trading day of Fiscal Year 2019.

(3)	Represents service-based RSU awards that vest at a rate of 25% per year on each anniversary of the grant date, subject to the NEO’s continued employment with us through the applicable vesting date.

(4)
Represents the PSU award granted in Fiscal Year 2017 based on attainment of the maximum performance level, given that the level of performance through November 3, 2019 is tracking at above target. This PSU award vests in two overlapping performance periods, one over a three-year performance period ending in 2020 (“Performance Period #1”) and one over a four-year performance period ending in 2021 (“Performance Period #2,” together with Performance Period #1, the “Performance Periods”), with each commencing on June 15, 2017. The shares of common stock earned at the end of each Performance Period will be fully vested on the last day of each Performance Period, subject to Mr. Tan’s continued employment with us through each such date. The number of shares of common stock earned during a Performance Period will depend on the level of performance achieved based on our Relative TSR and our absolute TSR over the Performance Periods, as determined by the independent directors within 60 days following the end of each Performance Period. Based upon the level of performance achieved, a maximum of 756,000 shares of common stock may be earned under the PSU award. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled.

(5)
Represents PSU awards that are scheduled to vest at the rate of 25% a year on each anniversary of the grant date, subject to the satisfaction of a share price contingency (set at the grant date) and the NEO’s continued employment with us through the applicable vesting date. No shares of common stock will vest until the average closing price per share of our common stock over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of a share of common stock on the grant date. The share price contingency for this PSU award was met prior to the fourth anniversary of the grant date and therefore all of the shares of common stock subject to the PSU have the potential to vest (assuming continued service). If the share price contingency was not met by the fourth anniversary of the grant date or the time the NEO ceases to provide services to us, the PSUs would not vest and the award would have expired or immediately terminated, as applicable.

(6)
Represents a PSU award based on attainment of the maximum performance level, given that the level of performance through November 3, 2019 is tracking at above target. The PSU award will vest at a rate of 25% per year on the last day of the performance period, subject to the NEO’s continued employment with us through the applicable vesting date and subject to the achievement of specified performance goals over each performance period, as determined by the Compensation Committee within 60 days following the end of each performance period. The performance criteria is based on our Relative TSR over four performance periods beginning on the grant date and ending on each of March 14 of 2018, 2019, 2020 and 2021. The number of shares of common stock that may be earned is capped at one-quarter of the target number of shares of common stock for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares of common stock, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled. Our Relative TSR for the first performance period was at the 57th percentile and for the second performance period was at the 67th percentile, and as a result, 25% of the PSU award was earned in Fiscal Year 2018 and Fiscal Year 2019 respectively. The amounts shown in the table reflect the shares that may be earned with respect to the remaining performance periods.

(7)
Represents a PSU award based on attainment of the maximum performance level, given that the level of performance through November 3, 2019 is tracking at above target. The PSU award will vest at a rate of 25% per year on each anniversary of the grant date, subject to the NEO’s continued employment with us through the applicable vesting date and subject to the achievement of specified performance goals over each performance period, as determined by the Compensation Committee within 60 days following the end of each performance period. The performance criteria is based on our Relative TSR over four performance periods beginning on March 2. 2018 and ending on each of March 1 of 2019, 2020, 2021 and 2022. The number of shares of common stock that may be earned is capped at one-quarter of the target number of shares of common stock for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares of common stock, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled. Our Relative TSR for the first performance period was at the 71st percentile, and as a result, 25% of the PSU award was earned in Fiscal Year 2019. The amounts shown in the table reflect the shares that may be earned with respect to the remaining performance periods.

(8)
Represents a PSU award based on attainment of the maximum performance level, given that the level of performance through November 3, 2019 is tracking at above target. The PSU award will vest at a rate of 25% per year on the later of (i) each anniversary of the grant date and (ii) the last day of the performance period, subject to the NEO’s continued employment with us through the applicable vesting date and subject to the achievement of specified performance goals over each performance period, as determined by the Compensation Committee within 60 days following the end of each performance period. The performance criteria is based on our Relative TSR over four performance periods beginning on

March 15, 2017 and ending on each of March 14 of 2018, 2019, 2020 and 2021. The number of shares of common stock that may be earned is capped at one-quarter of the target number of shares of common stock for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares of common stock, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled. Our Relative TSR for the first performance period was at the 57th percentile and for the second performance period was at the 67th percentile, and as a result, 25% of the PSU award was earned in Fiscal Year 2018 and Fiscal Year 2019 respectively. The amounts shown in the table reflect the shares that may be earned with respect to the remaining performance periods.

(9)
Represents a service-based RSU Multi-Year Equity Award that will vest at a rate of 25% per year on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment with us through the relevant vesting date. The Multi-Year Equity Awards have staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022.

(10)
Represents a PSU Multi-Year Equity Award based on attainment of the target performance level, given that the level of performance through November 3, 2019 is tracking below target. The PSU award will vest at a rate of 25% per year on each anniversary of the applicable vesting start date, subject to the NEO’s continued employment with us through the applicable vesting date and subject to the achievement of specified performance goals over each performance period, as determined by the Compensation Committee within 60 days following the end of each performance period. The Multi-Year Equity Awards have staggered vesting start dates of March 15, 2019, 2020, 2021 and 2022. The performance criteria is based on our Relative TSR over four performance periods beginning on the March 2nd immediately prior to the applicable vesting start date and ending on the immediately following March 1st. The number of shares of common stock that may be earned is capped at one-quarter of the target number of shares of common stock for each of the first three performance periods. In the aggregate, the NEO may earn up to 200% of the total target number of shares of common stock for each PSU award, if during the fourth performance period our Relative TSR is at or above the 75th percentile of the S&P 500 and our absolute TSR is not negative. If the minimum performance criterion is not met, no shares of common stock will be issued and this award will be cancelled.

Fiscal Year 2019 Option Exercises and Stock Vested Table
The following table sets forth information regarding the exercise of stock options and the vesting of RSU awards during Fiscal Year 2019 by our NEOs. Stock option award value realized is calculated by subtracting the aggregate exercise price of the stock options exercised from the aggregate sale price. RSU award value realized is calculated by multiplying the number of shares of common stock shown in the table by the closing market price of our shares of common stock, as reported on the Nasdaq Global Select Market, on the date the RSUs vested. Value Realized on Exercise and Value Realized on Vesting/Release represent long-term gain over multiple years of service by the NEO and it is not considered as part of an NEO’s Fiscal Year 2019 compensation.

	Option Awards		RSU and PSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Release (#)(1)	Value Realized on Vesting/Release ($)
Hock E. Tan	240,000	57,835,743	235,071	62,495,748
Thomas H. Krause Jr.	22,500	4,388,868	27,750	7,697,148
Charlie B. Kawwas, Ph.D.	39,330	8,695,268	28,250	8,085,448
Mark D. Brazeal	—	—	10,250	3,112,065
Bryan T. Ingram	—	—	32,500	9,245,140

(1)	These shares include shares vested under PSU awards granted in Fiscal Year 2017 and Fiscal Year 2018.

Severance and Change in Control Agreements with Named Executive Officers; Death and Permanent Disability Policies
Severance Benefit Agreements
Each of our NEOs (other than Mr. Ingram) is party to a severance benefits agreement with us. The severance benefits agreements provide each NEO with a severance payment and other benefits in the event of the termination of the NEO’s employment without cause, because of death or permanent disability or a resignation by the NEO for “good reason” (a “qualifying termination”), provided that the NEO timely executes a general release of all claims in our favor. If a qualifying termination takes place within 12 months following (or in the case of Mr. Tan, within three months prior to or 12 months following) a “change in control” (as defined in the severance benefits agreement) of our Company, we must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Equity Award Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	100%
Thomas H. Krause, Jr.	12 months	100%	12 months	100%
Charlie B. Kawwas, Ph.D.	12 months	100%	12 months	100%
Mark D. Brazeal	12 months	100%	12 months	100%

(1)	Bonus payments are calculated using the lesser of the NEO’s prior year’s actual bonus or prior year’s target bonus.

(2)
Upon a qualifying termination of a NEO’s employment in connection with a change in control of our Company, the NEO will receive full acceleration of all outstanding service-based equity awards, and acceleration of outstanding performance-based equity awards to the extent (i) the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance-based awards or (ii) other performance goals have been deemed satisfied, in the discretion of our Board, based on our performance through the date of the change in control, for all other types of performance-based equity awards.

If the qualifying termination takes place other than in connection with a change in control of our Company, we must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Thomas H. Krause, Jr.	9 months	50%	6 months
Charlie B. Kawwas, Ph.D.	9 months	50%	6 months
Mark D. Brazeal	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the NEO’s prior year’s actual bonus or prior year’s target bonus.
The definition of “change in control” under the severance benefits agreements is the same as the definition of “change in control” under our 2009 Plan, which includes acquisitions of more than 50% of our voting shares by any person or group, as well as the sale of all or substantially all of our assets.
The definition of “good reason” means any of the following: (A) a material reduction in the NEO’s salary (other than as part of a broad salary reduction program instituted because we are in financial distress); (B) a substantial reduction in the NEO’s duties and responsibilities; (C) the elimination or reduction of the NEO’s eligibility to participate in our benefit programs that is inconsistent with the eligibility of our executives to participate therein; (D) we inform the NEO of our intention to transfer his or her primary workplace to a location that is more than 50 miles from the location of the NEO’s primary workplace as of such date; (E) our material breach of the severance benefits agreement that is not cured within 60 days written notice thereof; and (F) any serious chronic mental or physical illness of the NEO or a member of his or her family that requires the NEO to terminate his or her employment because of substantial interference with his or her duties; provided, that at our request the NEO provides us with a written physician’s statement confirming the existence of such mental or physical illness.
Transition and Separation Agreement – Mr. Ingram
Pursuant to the terms of the Transition and Separation Agreement, Mr. Bryan Ingram is no longer entitled to any severance benefits. See “Compensation Discussion and Analysis – Additional Compensation Practices and Policies –

Severance and Change in Control Benefits – Transition and Separation Agreement – Mr. Ingram” for additional information regarding the Transition and Separation Agreement.
Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Permanent Disability
In March 2019, our Board approved the Death and Permanent Disability Policies. These policies were effective immediately upon adoption, and provide for the full acceleration of vesting of equity awards that have started vesting upon an executive’s death or permanent disability of his or her outstanding and unvested equity awards that would otherwise vest solely based on the executive’s continued service, including PSU awards for which the performance criteria have been met as of the date of such death or permanent disability. However, pursuant to the terms of the Multi-Year Equity Awards, holders are not entitled to full acceleration of vesting of these awards except with respect to those awards for which the vesting start date has already occurred at the time of an executive’s death or disability. The Permanent Disability Policy applies in the event of the death or permanent disability of (i) any officer of our Company, as such term is defined in Exchange Act Rule 16a-1, and (ii) any member of our CEO’s executive staff, including our NEOs, as determined by our CEO.
Potential Payments and Benefits upon Certain Terminations of Employment in Connection with a Change in Control
The following table reflects the potential payments and benefits to which our NEOs would be entitled under their severance benefits agreements in effect as of the end of Fiscal Year 2019 in the event of a qualifying termination taking place within 12 months following a change in control of our Company (or in the case of Mr. Tan three months before or 12 months following a change in control of our Company). The amounts presented in the table assume an employment termination date of November 3, 2019 and that all eligibility requirements contemplated by the NEO’s respective agreements and our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of RSU/PSU Acceleration ($)(2)	Total ($)
Hock E. Tan	2,200,000	3,300,000	—	77,479,985(3)	82,979,985
Thomas H. Krause Jr.	400,000	300,000	21,996	22,075,787(4)	22,797,783
Charlie B. Kawwas, Ph.D.	488,529	366,397	23,557	19,772,469(4)	20,650,952
Mark D. Brazeal	450,000	270,000	21,678	14,152,682(4)	14,894,360

(1)	Represents the cost of our subsidized continued healthcare benefits based on our current costs to provide such coverage.

(2)
The amounts in this column include, for each service-based RSU award and PSU award subject to a share price contingency that has been met, the number of shares of common stock that would have vested multiplied by $296.59, the closing price per share of common stock on November 1, 2019, the last trading day of Fiscal Year 2019. As of such date, all share price contingencies have been met and the vesting of all such awards would have accelerated in the event of a qualifying termination.

(3)
This amount includes, for each PSU award for which the applicable performance goals have been deemed satisfied based on our actual performance immediately prior to November 1, 2019, the last trading day of Fiscal Year 2019, that would have accelerated, the number of shares of common stock that would have vested multiplied by $296.59, the closing price per share of common stock on November 1, 2019. As of such date, 258,232 shares of common stock subject to the PSU awards granted in Fiscal Year 2017, would have vested in the event of a qualifying termination.

(4)
This amount includes, for each PSU award for which the applicable performance goals have been deemed satisfied based on our actual performance immediately prior to November 1, 2019, the last trading day of Fiscal Year 2019, that would have accelerated, the number of shares of common stock that would have vested multiplied by $296.59, the closing price per share of common stock on November 1, 2019. As of such date, the following shares would have vested in the event of a qualifying termination: 12,011 shares subject to the Fiscal Year 2017 PSU awards for each of Messrs. Krause and Brazeal, and Dr. Kawwas, 10,265 shares for Mr. Krause, 9,624 shares for Dr. Kawwas and 8,340 shares for Mr. Brazeal subject to the Fiscal Year 2018 PSU awards, and 8,656 shares for Mr. Krause, 8,656 shares for Dr. Kawwas and 6,492 shares for Mr. Brazeal subject to the Fiscal Year 2019 PSU awards with a vesting start date of March 15, 2019.

Potential Payments and Benefits upon Certain Terminations of Employment
The following table reflects the potential payments and benefits to which our NEOs would be entitled under their severance benefits agreements in effect as of the end of Fiscal Year 2019, in the event of a qualifying termination taking place not in connection with a change in control of our Company. The amounts presented in the table assume an employment termination date of November 3, 2019 and that all eligibility requirements contemplated by the NEO’s respective agreements and our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Total ($)
Hock E. Tan	1,100,000	1,650,000	—	2,750,000
Thomas H. Krause Jr.	300,000	150,000	10,998	460,998
Charlie B. Kawwas, Ph.D.	366,397	183,198	11,778	561,374
Mark D. Brazeal	337,500	135,000	10,839	483,339

(1)	Represents the cost of our subsidized continued healthcare benefits, based on our current costs to provide such coverage.
Potential Payments under our Death and Permanent Disability Policies
The following table reflects the potential payments and benefits to which our NEOs would be entitled under the Death and Permanent Disability Policies in effect as of November 3, 2019, in the event of death or permanent disability. The amounts presented in the table assume a termination of employment date of November 3, 2019 and that all eligibility requirements contemplated by the Death and Permanent Disability Policies were met.

Name	Value of RSU/PSU Acceleration ($)(1)(2)
Hock E. Tan	113,001,976(3)
Thomas H. Krause Jr.	12,901,665
Charlie B. Kawwas, Ph.D.	10,778,461
Mark D. Brazeal	6,191,316

(1)
The amounts in this column include for each service-based RSU award and PSU award subject to a share price contingency that had been met, the number of shares of common stock that would have vested multiplied by $296.59, the closing price per share of common stock on November 1, 2019, the last trading day of Fiscal Year 2019. As of such date, all share price contingencies had been met and the vesting of all such awards would have accelerated.

(2)
The amounts in this column do not include accelerations of the PSU awards subject to performance goals based on criteria other than share price contingencies, except as noted below, as these awards are not eligible for acceleration upon death or permanent disability.

(3)
This amount includes the acceleration of the PSU award granted in Fiscal Year 2017 with respect to 50% of the target number of shares of common stock for each performance period multiplied by $296.59, the closing price per share of our common stock on November 1, 2019, the last trading day of Fiscal Year 2019.

CEO PAY RATIO
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (the “Ratio”). For Fiscal Year 2019, the annual total compensation of our CEO, as reported in the “Fiscal Year 2019 Summary Compensation Table”, is $2,366,888 and the annual total compensation of our median compensated employee is $354,119. The Ratio is 7 to 1.
In Fiscal Year 2019, Mr. Tan did not receive an equity award, as his Fiscal Year 2017 PSU award was a long-term, multi-year award. Our median compensated employee was granted Multi-Year Equity Awards, which will vest on the same basis as four annual equity grants made on March 15 of each year, beginning in 2019. In order to better compare Mr. Tan’s annual total compensation to our median compensated employee, we are providing a supplemental pay ratio that includes (1) in the CEO’s 2019 annual total compensation an annualized value of Mr. Tan’s Fiscal Year 2017 PSU award, taking the 2017 grant date fair value of the award and annualizing it over four years, and (2) in the median employee’s 2019 annual total compensation the grant date fair value of the Multi-Year Equity Award with a vesting start date of March 15, 2019 and excluding the grant date fair value of the Multi-Year Equity Awards with vesting start dates in 2020, 2021 and 2022. This results in notional, total compensation for Fiscal Year 2019 of $26,947,598 for our CEO and $168,268 for our median employee. The supplemental ratio using this amount is 160 to 1.
In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with SEC executive compensation disclosure rules. This calculation is the same calculation used to determine the total compensation for purposes of the “Fiscal Year 2019 Summary Compensation Table” with respect to each of our NEOs.
To identify the median employee, we used the following methodology:

•	We collected compensation data from our human resources system of record for all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis, as of November 3, 2019.

•
We annualized the compensation of all permanent full-time and part-time employees who we hired between November 5, 2018 and November 3, 2019. We applied an exchange rate used in our human resources system of record as of November 3, 2019 to convert all international currencies into U.S. dollars.

•
We used target total direct compensation as of November 3, 2019, as our consistently applied compensation measure. In this context, target total direct compensation means (1) the applicable annual base salary level in effect as of November 3, 2019, (2) the annual incentive cash target amount or commission target amount payable for service in Fiscal Year 2019, and (3) the approved value of the annual equity awards granted during Fiscal Year 2019.

The Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

EQUITY COMPENSATION PLAN INFORMATION
Plans Approved by our Stockholders
We have two equity compensation plans that have been approved by our stockholders: the 2009 Plan and the ESPP. The 2009 Plan expired in July 2019 and no new grants may be made under the 2009 Plan following such date. The ESPP has no expiration date.
Plans Not Approved by our Stockholders
As at November 3, 2019, we had two equity compensation plans that had not been approved by our stockholders pursuant to which we may continue to grant equity awards: the LSI Corporation 2003 Equity Incentive Plan (“LSI Plan”), which we assumed in connection with our acquisition of LSI Corporation, and the 2012 Plan, which we assumed in connection with our acquisition of Broadcom Corporation. We have also assumed outstanding equity awards granted under the LSI Plan, the 2012 Plan, the Brocade 2009 Stock Plan, the Brocade Amended and Restated Inducement Award Plan, the CA, Inc. 2011 Incentive Plan and under other equity compensation plans or agreements that were assumed by us in connection with our acquisitions of LSI, Broadcom Corporation, Brocade and CA, and other companies that originally granted those awards.
The following table sets forth the number and weighted-average exercise price of shares of common stock to be issued upon the exercise of outstanding share options and RSU awards, and the number of securities remaining available for future issuance under all of our equity compensation plans, as at November 3, 2019.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation plans approved by stockholders	15,084,650(2)	$ 49.20	—
Employee stock purchase plans approved by stockholders			7,116,791
Equity compensation plans not approved by stockholders	28,909,131(3)	$ 73.60	85,017,727(4)(5)
Total	43,993,781	$ 51.83	92,134,518(5)

(1)	Shares of common stock issuable upon vesting of RSU awards have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.

(2)
Represents 3,926,897 shares of common stock subject to outstanding stock options and 11,157,753 shares of common stock that may be issued upon vesting of outstanding RSU awards and PSU awards (assuming the maximum performance level for PSUs), in each case pursuant to equity awards issued under the 2009 Plan.

(3)
Represents (i) 475,355 shares of common stock subject to outstanding stock options and 834,543 shares of common stock that may be issued upon the vesting of outstanding RSU awards, all of which were awarded under the LSI Plan, (ii) 27,520,374 shares of common stock that may be issued upon the vesting of outstanding RSU awards and PSU awards (assuming the maximum performance level for PSUs), all of which were awarded under the 2012 Plan, and (iii) and 78,859 shares of common stock that may be issued upon the vesting of outstanding RSU awards granted pursuant to other equity compensation plans and agreements assumed by us in connection with our acquisition of LSI, Broadcom Corporation, Brocade, CA, and other companies that originally established those plans or agreements.

(4)
Represents shares of common stock available for issuance under the LSI Plan and the 2012 Plan, of which 852,119 shares of common stock and 81,786,822 shares of common stock, respectively, may be used for RSU awards.

(5)
The 2012 Plan has an automatic annual share renewal provision pursuant to which the aggregate number of shares of common stock available for issuance under the 2012 Plan increases automatically on the first trading day of January each calendar year by 12,195,965 shares of common stock. In accordance with this provision, on January 2, 2020 (the first trading day in January 2020), the number of shares of common stock available for future issuance under the 2012 Plan increased by 12,195,965 shares of common stock, which is not reflected in the table.

For additional information regarding our equity compensation plans, please refer to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our 2019 Annual Report.

STOCKHOLDER INFORMATION
Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
The following table sets forth information about the beneficial ownership of our common stock as of February 6, 2020 for:

•	each named executive officer;

•	each of our directors and nominees for director; and

•	all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all common stock that they beneficially own.
Common stock subject to options that are currently exercisable or exercisable within 60 days of February 6, 2020 and RSUs that vest within 60 days of February 6, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
In the table below, percentage ownership is based on 399,458,586 shares of common stock outstanding as of February 6, 2020.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Number of Shares Common Stock	Percentage of Common Stock
5% Stockholders:
Capital World Investors(2)	46,299,089	11.6%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group(3)	32,549,055	8.1%
100 Vanguard Blvd.
Malvern, PA 19355
Capital International Investors(4)	30,981,014	7.8%
11100 Santa Monica Boulevard
16th Floor
Los Angeles, CA 90025
Capital Research Global Investors(5)	28,648,555	7.2%
333 South Hope Street
Los Angeles, CA 90071
BlackRock, Inc.(6)	25,939,870	6.5%
55 East 52nd Street
New York, NY 10055
Named Executive Officers, Directors and Nominees:
Hock E. Tan(7)	1,896,560	*
Thomas H. Krause, Jr.(8)	42,342	*
Charles B. Kawwas, Ph.D.(9)	79,839	*
Mark D. Brazeal(10)	11,309	*
Bryan T. Ingram(11)	32,104	*
Diane M. Bryant(12)	1,030	*
Gayla J. Delly(13)	1,826	*
Raul J. Fernandez(14)	115	*
Eddy W. Hartenstein(15)	35,723	*
Check Kian Low(16)	2,822	*
Peter J. Marks(17)	33,787	*
Justine F. Page(18)	1,913	*
Henry Samueli, Ph.D.(19)	9,688,006	2.4%
Harry L. You(20)	998	*
All 14 current executive officers and directors as a group(21)	11,828,565	3.0%

*	Represents beneficial ownership of less than 1%.

(1)	Amounts shown in the table above include securities held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Number of shares of common stock is based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February 14, 2020, reporting ownership as of December 31, 2019. According to such Schedule 13G/A, Capital World Investors has sole dispositive power over these shares and sole voting power over 46,184,805 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2020.

(3)
Number of shares of common stock is based solely on information reported by The Vanguard Group on the Schedule 13G/A filed with the SEC on February 12, 2020, reporting ownership as of December 31, 2019. According to such Schedule 13G/A. The Vanguard Group has sole voting power over 613,208 of these shares, sole dispositive power over 31,863,352 of these shares, shared voting power over 110,350 of these shares and shared dispositive power over 685,703 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2020.

(4)
Number of shares of common stock is based solely on information reported by Capital International Investors on the Schedule 13G/A filed with the SEC on February 14, 2020, reporting ownership as of December 31, 2019. According to such Schedule 13G/A, Capital International Investors has sole dispositive power over these shares and sole voting power over 30,710,046 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2020.

(5)
Number of shares of common stock is based solely on information reported by Capital Research Global Investors on the Schedule 13G/A filed with the SEC on February 14, 2020, reporting ownership as of December 31, 2019. According to such Schedule 13G/A, Capital Research Global Investors has sole dispositive power over these shares and sole voting power over 28,648,155 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2020.

(6)
Number of shares of common stock is based solely on information reported by BlackRock, Inc. on the Schedule 13G/A filed with the SEC on February 10, 2020, reporting ownership as of December 31, 2019. According to such Schedule 13G/A, BlackRock, Inc. has sole dispositive power over these shares and sole voting power over 22,789,349 of these shares. Ownership percentage assumes the stockholder continued to own the number of shares reflected in the table above on February 6, 2020.

(7)	Shares shown in the table above include 1,728,020 shares that Mr. Tan has the right to acquire within 60 days after February 6, 2020 upon the exercise of stock options.

(8)
Shares shown in the table above include 12,625 shares that Mr. Krause has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs. These shares do not include any shares that may be earned pursuant to PSU awards for the performance periods ending March 1 and 14, 2020.

(9)
Shares shown in the table above include 20,000 shares and 15,000 shares that Dr. Kawwas has the right to acquire within 60 days after February 6, 2020 upon the exercise of stock options and the vesting of RSUs, respectively. These shares do not include any shares that may be earned pursuant to PSU awards for the performance periods ending March 1 and 14, 2020.

(10)
Shares shown in the table above include 3,500 shares that Mr. Brazeal has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs. These shares do not include any shares that may be earned pursuant to PSU awards for the performance periods ending March 1 and 14, 2020.

(11)
Shares shown in the table above consist of (i) 20,229 shares, based on information provided by Mr. Ingram on November 18, 2019, and (ii) 11,875 shares that Mr. Ingram has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs. These shares do not include any shares that may be earned pursuant to PSU awards for the performance periods ending March 1 and 14, 2020.

(12)
Shares shown in the table above include 32 shares held by the The Diane M. Bryant Trust u/a/d 11/08/17 and 775 shares that Ms. Bryant has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(13)	Shares shown in the table above include 775 shares that Ms. Delly has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(14)	Shares shown in the table above include 115 shares that Mr. Fernandez has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(15)
Shares shown in the table above include 32,188 shares held by The Hartenstein Family Trust and 775 shares that Mr. Hartenstein has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(16)	Shares shown in the table above include 775 shares that Mr. Low has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(17)	Shares shown in the table above include 775 shares that Mr. Marks has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(18)	Shares shown in the table above include 673 shares that Ms. Page has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(19)
The shares in the table include 7,019 shares that Dr. Samueli has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs, but does not include any shares that may be earned pursuant to PSU awards for the performance periods ending March 1 and 14, 2020. Shares in the table also include (i) 5,752,978 shares held by HS Portfolio L.P., (ii) 399,918 shares held by HS Management, L.P., (iii) 459,690 shares held by H&S Portfolio II L.P., (iv) 2,815,759 shares held by H&S Investments I L.P., and (v) 1,860 shares held by H&S Ventures LLC. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. (collectively, the “H&S Partnerships”) and H&S Ventures LLC, except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of the H&S Partnerships. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole dispositive and voting power over the shares held by the H&S Partnerships and H&S Ventures LLC.

(20)	Shares shown in the table above include 775 shares that Mr. You has the right to acquire within 60 days after February 6, 2020 upon the vesting of RSUs.

(21)
Shares shown in the table above include 1,763,770 shares and 52,270 shares that directors and executive officers have the right to acquire within 60 days after February 6, 2020 upon the exercise of stock options and the vesting of RSUs, respectively. These shares do not include any shares that may be earned by our executive officers pursuant to their respective PSU awards for the performance periods ending March 1 and 14, 2020.

Section 16(a) Beneficial Ownership Reporting Compliance
Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10 percent of our common stock (“Reporting Persons”) are required to report, to the SEC and to Nasdaq, their initial ownership of our common stock and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all the reports they file. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf.
Based solely on our review of the copies of such reports received by us or written representations from the Reporting Persons, we believe that during Fiscal Year 2019, all Reporting Persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
Other than compensation and other arrangements described above under “Director Compensation,” “Executive Compensation” and as set forth below, since November 4, 2018, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any director, nominee, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.
We refer to these types of transactions as “related party transactions.”
Procedures for Approval of Related Party Transactions
As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting. In approving or rejecting the proposed transaction, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest to (i) the Nominating/Governance Committee or the Audit Committee, in the case of directors and officers, or (ii) to their supervisor, who will then seek authorization from our compliance officer, in the case of employees. Our Board has authority to approve related party transactions in lieu of the Audit Committee.
Other Relationships
From time to time in the ordinary course of business, on an arm’s length basis, we purchase from, and/or sell to, certain entities where one of our directors also serves or served as a director of that entity. During Fiscal Year 2019 these entities were TiVo Corporation and SIRUS XM Holdings, Inc., on whose boards of directors Mr. Hartenstein serves as a director. Prior to Mr. Fernandez being considered as a candidate for director, we also entered into an advertising and publicity sponsorship agreement, on an arm’s length basis, with Monumental, a private partnership in which Mr. Fernandez holds a minority interest and serves as Vice Chairman.

ADDITIONAL MEETING INFORMATION

When:	March 30, 2020	Time:	11:00 a.m. Pacific Time
Where:	1320 Ridder Park Drive San Jose, California 95131	Record Date:	February 6, 2020
We are making this Proxy Statement available in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting, or at any adjournments or postponements thereof. The Internet Notice, this Proxy Statement, the accompanying proxy card and our 2019 Annual Report were first made available to our stockholders on or about February 18, 2020.
Electronic Delivery of Our Stockholder Communications
We are furnishing the proxy materials, including this Proxy Statement and the 2019 Annual Report, to our stockholders by providing access to such documents on the Internet Notice instead of mailing printed copies. The Internet Notice provides instructions as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.
Meeting Attendance and Admission
You are invited to attend the Annual Meeting if you were a registered stockholder or a beneficial owner of our common stock on the Record Date. All stockholders must bring proof of identification. If you are a registered stockholder, your name will be verified against the list of registered stockholders prior to admittance to the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership on the Record Date. This can be any of the following:

•	the Internet Notice;

•	a proxy card;

•	a voting instruction card;

•	a brokerage statement or letter from a broker, bank or other nominee indicating ownership as of the Record Date; or

•	a legal proxy provided by your broker, bank or other nominee.
Quorum
Representation at the Annual Meeting of stockholders entitled to vote, in person or by proxy or representative, and holding among them at least a majority of all issued and outstanding shares of common stock is required to constitute a quorum. Abstentions and “broker non-votes” are counted in determining whether a quorum is present at the Annual Meeting.
Voting Rights
Only holders of our common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of our common stock has one vote for each matter. As of the Record Date, we had 399,458,586 shares of common stock issued and outstanding.
If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a registered stockholder with respect to those shares.
If your shares of common stock are held by a broker, bank or other nominee, you are the “beneficial owner” of shares held in “street name”. As a beneficial owner, you have the right to instruct the broker, bank or other nominee that holds your shares on how to vote them.

Voting Procedures
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting. You may vote over the Internet, by telephone, by mail or in person.

•	Internet: vote your shares at www.proxyvote.com.

•	Telephone: call (800) 690-6903.

•	Mail: complete, sign and date your proxy card and return it in the postage-paid envelope. You cannot vote by marking the Internet Notice and returning it.

•
At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on Sunday, March 29, 2019.
The shares voted by proxy over the Internet, telephonically or proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.
Voting Revocation
If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy card bearing a later date;

•	by granting a subsequent proxy over the Internet or by telephone;

•	by giving written notice of revocation to the Secretary of Broadcom prior to or at the Annual Meeting; or

•	by voting in person at the Annual Meeting.
Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting. If you are a beneficial owner, you may change or revoke your voting instructions by following the specific directions provided to you by your broker, bank or other nominee, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your broker, bank or other nominee and submitting the legal proxy along with your ballot.
Board Recommendations, Required Vote and Effects of Abstentions and Broker Non-Votes
The following chart describes the proposals to be considered at the Annual Meeting, our Board’s recommendations, the vote required for each of the proposals, and the manner in which votes will be counted.
If you are a beneficial owner and do not provide specific voting instructions to your broker, bank or other nominee, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the appointment of PwC as our independent auditors. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Proposal	Voting Options	Board Recommendation	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
To elect each of the nine director nominees named for the next year	For Against Abstain	For each nominee	Affirmative vote of a majority of votes cast	None	None
To ratify the appointment of PwC to serve as our independent auditors	For Against Abstain	For	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	Broker has discretion to vote
To hold an advisory vote to approve compensation of our named executive officers	For Against Abstain	For	Affirmative vote of a majority of votes represented at the Annual Meeting and entitled to vote	Against	None

Uninstructed Votes
If you are a registered stockholder and you return your signed proxy card without giving specific voting instructions, your shares will be voted by the proxy holders - Hock E. Tan, Thomas H. Krause, Jr. and Mark D. Brazeal or any of them, with full power of substitution (together, the “Proxy Holders”) - as recommended by the Board (see table above).
If you are a beneficial owner and you do not provide specific voting instructions to your broker, bank or other nominee, your shares will not be voted, resulting in a “broker non-vote” and will have no effect on the Proposals except for Proposal 2 (see table above).
Inspector of Election
We have appointed a representative of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) as the inspector of elections of the Annual Meeting. We will announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.
Costs of Solicitation
We will bear the cost of soliciting proxies. We have retained D. F. King & Co., Inc., an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $15,000 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees, trustees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our common stock.
OTHER INFORMATION
Householding of Proxy Materials
We have adopted a procedure called “householding” under which we are delivering one copy of the Internet Notice and, if applicable, our proxy materials to multiple stockholders who share an address, unless we receive contrary instructions from one or more stockholders.
Upon written request, we will promptly deliver a separate copy of the Internet Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Internet Notice and, if applicable, the proxy materials, registered stockholders may contact Broadridge at:

•	By Internet: www.proxyvote.com

•	By telephone: (800) 579-1639

•	By email: sendmaterial@proxyvote.com
In addition, if you are receiving multiple copies and would like to receive only one copy for your household, you should contact Broadridge at the address, telephone number or email address above. If you are a beneficial owner, you should contact your broker, bank or other nominee.
Stockholder Proposals and Director Nominations for the 2021 Annual Meeting
Proposals to be Included in the Proxy Materials
You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our annual meeting of stockholders to be held in 2021 (“2021 Annual Meeting”), your proposal (other than a proposal for director nomination) must comply with the procedures and requirements set forth in Rule 14a-8 under the Exchange Act and be received no later than October 21, 2020.

Proposals not to be Included in the Proxy Materials
Proposals for consideration at the 2021 Annual Meeting, but not for inclusion in the proxy materials, must be received no earlier than the close of business on November 30, 2020 and no later than the close of business on December 30, 2020. The proposal must be submitted by a stockholder of record and must set forth the information required by our Bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a registered stockholder.
Nominations for Election of Directors Using Proxy Access
A stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock (with such three-year period to include any period in which such stockholder continuously held ordinary shares of Broadcom Limited prior to April 4, 2018) representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received no earlier than the close of business on September 21, 2020 and no later than the close of business on October 21, 2020.
Nominations for Election of Directors not Included in the Proxy Materials
Director nominations that a stockholder intends to present at the 2021 Annual Meeting, but does not intend to have included in our proxy materials, must be received no earlier than the close of business on November 30, 2020 and no later than the close of business on December 30, 2020. Notice of director nominations must be submitted by a registered stockholder and must set forth the information required by our Bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a registered stockholder.
Delivery Method for Stockholder Proposals and Director Nominations
Notices of stockholder proposals and the intent to nominate directors at the 2021 Annual Meeting, and all supporting materials required by our Bylaws, must be submitted by one of the following means:

•	By Mail: Broadcom Inc., 1320 Ridder Park Drive, San Jose, California 95131, Attention: Secretary

•	By Email: compliance.officer@broadcom.com
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Qualified director candidates suggested by holders of our common stock will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).
Other Matters
Our management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as Proxy Holders.
Accompanying this Proxy Statement is our 2019 Annual Report. The Proxy Statement incorporates by reference the information set forth in our 2019 Annual Report under the following headings: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and Item 8, “Financial Statements and Supplementary Data.” Copies of this Proxy Statement and the 2019 Annual Report, as filed with the SEC, are also available on our website at www.broadcom.com or you can request a copy free of charge by calling Investor Relations at (408) 433-8000 or emailing investor.relations@broadcom.com.

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2019 Annual Report. You may request a copy, at no cost, by writing, telephoning or emailing us at:
Broadcom Inc.
Attn: Investor Relations
1320 Ridder Park Dive
San Jose, California 95131
Telephone: (408) 433-8000
Email: investor.relations@broadcom.com
To ensure timely delivery of any materials requested prior to the date of the Annual Meeting, you should request such materials no later than March 16, 2020.
By Order of the Board,

Hock E. Tan
Director, Chief Executive Officer and President
February 18, 2020
San Jose, California

APPENDIX A
Reconciliation of Non-GAAP Financial Measures

	Fiscal Year Ended
	November 3, 2019	November 4, 2018	October 29, 2017
	(in millions)
Operating income on GAAP basis	$3,444	$5,135	$2,371
Acquisition-related purchase accounting revenue adjustment (1)	—	14	29
Purchase accounting effect on inventory	—	70	4
Amortization of acquisition-related intangible assets	5,212	3,545	4,275
Stock-based compensation expense	2,185	1,227	920
Restructuring, impairment and disposal charges	813	239	180
Litigation settlements	—	14	122
Acquisition-related costs	275	180	98
Operating income on non-GAAP basis	$11,929	$10,424	$7,999

Operating income on non-GAAP basis	11,929
Provisions or accruals for anticipated payouts under APB Plan	374
Adjusted Operating income on non-GAAP basis	$12,303
Net cash provided by operating activities	$9,697	$8,880	$6,551
Purchases of property, plant and equipment	(432)	(635)	(1,069)
Free cash flow	$9,265	$8,245	$5,482

(1) Amounts represent licensing revenue not included in GAAP net revenue as a result of the effect of purchase accounting for acquisitions.

Use of Non-GAAP Financial Measures
Non-GAAP results exclude acquisition-related revenue adjustments, amortization of acquisition-related intangible assets, stock-based compensation expense, restructuring, impairment and disposal charges, acquisition-related costs, including integration costs, purchase accounting effect on inventory and litigation settlements.
Management does not believe that these items are reflective of our underlying performance. Internally, these non-GAAP measures are significant measures used by management for purposes of evaluating our core operating performance, establishing internal budgets, calculating return on investment for development programs and growth initiatives, comparing performance with internal forecasts and targeted business models, strategic planning, evaluating and valuing potential acquisition candidates and how their operations compare to our operations, and benchmarking performance externally against our competitors. The exclusion of these and other similar items from our GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The forgoing reconciliation includes a reconciliation of free cash flow to the most comparable GAAP cash flow measure, "Net cash provided by operating activities". Free cash flow measures have limitations as they omit certain components of the overall cash flow statement and do not represent the residual cash flow available for discretionary expenditures. Investors should not consider presentation of free cash flow measures as implying that stockholders have any right to such cash. Our free cash flow may not be calculated in a manner comparable to similarly named measures used by other companies.

A-1

APPENDIX B
DIRECTIONS TO BROADCOM INC.
2020 Annual Meeting
Our offices located at
1320 Ridder Park Drive, San Jose, California
Coming North on US-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.
Coming South on US-101:

1.	Exit onto US-880 North.

2.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

3.	Turn left onto Ridder Park Drive.

4.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.
Coming South on I-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E88737-P32026-Z76172

BROADCOM INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a stockholder of Broadcom Inc. ("Broadcom"), hereby appoints Hock E. Tan, Thomas H. Krause, Jr. and Mark D. Brazeal, or each of them acting alone, each with full powers of substitution, as proxies (the "Proxies") of the undersigned and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the shares of common stock of Broadcom owned by the undersigned entitled to vote at the 2020 Annual Meeting of Stockholders of Broadcom to be held at 11:00 a.m. Pacific Time on March 30, 2020, at 1320 Ridder Park Drive, San Jose, California 95131, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: "FOR" EACH OF THE BOARD NOMINEES (PROPOSAL NO. 1) AND "FOR" PROPOSALS NO. 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY BE PUT BEFORE THE 2020 ANNUAL MEETING OF STOCKHOLDERS AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side